                                      Registration Statement No. 333-_________
      As filed with the Securities and Exchange Commission on June 30, 1999
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Universal Display Corporation
               (Exact name of registrant as specified in charter)

         Pennsylvania                              3575                         23-2372688
(State or other jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)           Classification Code Number)        Identification No.)

                          Three Bala Plaza, Suite 104E
                              Bala Cynwyd, PA 19004
                                 (610) 617-4010
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                 --------------

                              Sherwin I. Seligsohn
                Chief Executive Officer and Chairman of the Board
                          Three Bala Plaza, Suite 104E
                              Bala Cynwyd, PA 19004
                                 (610) 617-4010
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                    Copy to:
                            Stephen M. Goodman, Esq.
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                                 (215) 963-5000

                                 --------------


Approximate date of commencement of proposed sale and distribution to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
===============================================================================

                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of each class of                                     Proposed maximum              Proposed Maximum            Amount of
securities to be registered   Amount to be registered  offering price per share(1)  Aggregate Offering Price(1)  Registration Fee(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock to be offered
 by selling stockholders            4,458,874                 $3.71875                    $16,581,437.00              $4,610.00
===================================================================================================================================

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Registrant's common stock on June 25, 1999, as reported on the Nasdaq Small Cap Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                     Subject to Completion -- June 30, 1999





                               [GRAPHIC OMITTED]



                    -------------------------------------
                                  PROSPECTUS
                    -------------------------------------
     The stockholders of Universal Display Corporation identified elsewhere in this prospectus are offering up to 4,458,874 shares of our common stock for resale to the public. These selling stockholders will be selling shares of common stock they own or that they can acquire by exercising warrants they own.

     We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We are paying the expenses of this offering.

     The primary market for our common stock is the NASDAQ SmallCap Market, where it trades under the symbol "PANL." Our common stock is also traded on the Philadelphia Stock Exchange under the symbol "PNL." On June 28, 1999, the last reported sale price of our common stock on the NASDAQ SmallCap Market was $3.78 per share.

     An investment in our common stock involves significant risks. You should carefully consider the risk factors described on pages 6 to 10 before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is _____, 1999

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                            -----
Summary .................................................................................     4
Risk Factors ............................................................................     6
The Offering ............................................................................    11
Use of Proceeds .........................................................................    11
Price Range of Common Stock .............................................................    12
Management's Discussion and Analysis of Financial Condition and Results of Operations ...    13
Our Business ............................................................................    16
Our Management ..........................................................................    22
Security Ownership of Certain Beneficial Owners and Management ..........................    25
Certain Relationships and Related Transactions ..........................................    27
Selling Stockholders ....................................................................    28
Plan of Distribution ....................................................................    30
Description of Securities ...............................................................    31
Legal Proceedings .......................................................................    32
Legal Matters ...........................................................................    32
Experts .................................................................................    32
Where You Can Find Additional Information ...............................................    33
Index of Financial Statements ...........................................................   F-1

                             CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve a number of risks and uncertainties. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. A number of factors could cause our actual results, performance or achievements or those of the display technology industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

     o competition in the display technology industry in general and in our specific target markets;

     o changes in prevailing interest rates and the availability of and terms of financing to fund the growth of our business;

     o inflation;

     o changes in costs of goods and services;

     o economic conditions in general and in our specific target markets;

     o changes in consumer preferences and tastes;

     o demographic changes;

     o changes in, or failure to comply with, federal, state, local or foreign government regulation;

     o liability and other claims asserted against us;

     o changes in our commercialization strategy;

     o the ability to attract and retain qualified personnel;

     o changes in our capital expenditure plans; and

     o other factors referred to in this prospectus

In addition, the forward-looking statements included in this prospectus are not meant to predict future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seek," "pro forma," "anticipates," "intends," or "potential" or the negative of, or any other variations on, those terms or comparable terminology, or by discussion of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update these factors or to announce the results of any revisions to any of the forward-looking statements contained in this prospectus publicly to reflect future events or developments.

--------------------------------------------------------------------------------
                                    SUMMARY

     This is a summary of information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus or in our annual and quarterly reports and other filings with the Securities and Exchange Commission. References in this prospectus to "we," "us" and "our" refer to Universal Display Corporation, together with its wholly-owned subsidiary, UDC, Inc.

Our Company

     Universal Display Corporation is engaged in the research, development and commercialization of organic light emitting diode, or OLED, technology for use in flat panel displays, lasers and light generating devices. We expect the initial market for our technology to be in the electronic flat panel display industry. This industry includes such products as:

     o cellular phone displays;

     o portable "palm pilot" type devices;

     o laptop computers; and

     o television and computer monitors.

     Stanford Resources, Inc. estimated the size of the electronic display market to be $40 billion in 1998. The flat panel part of this market was approximately $16 billion in 1998.

     We have the exclusive, perpetual, worldwide license to commercialize all OLED technology, intellectual property and know-how developed by Princeton University and the University of Southern California, subject to the terms of our license agreement with the two Universities. To date, ten patents have been issued in the United States. Approximately 40 patent applications (with corresponding foreign protection) have been filed, and additional patents are being filed monthly.

Our OLED Technology

     Organic light emitting diodes are made of material containing a carbon-based substance that has the capability to emit light when electric current is passed through it. We, in collaboration with our research partners, are working towards commercializing four patented proprietary OLED technology platforms that offer significant advantages over standard OLEDs. They are:

   o TOLED Technology: Our transparent OLED can be used to create transparent displays for information displays on windshields, cockpit displays on aircraft and head mounted displays. TOLEDs can also be used in numerous portable electronic applications because of their bright colors, high contrast and low power requirements.

   o SOLED Technology: Unlike traditional side-by-side display architecture, which places the red, green and blue picture elements, or pixels, horizontally next to each other, our stacked OLED stacks the red, green and blue pixels vertically on top of each other. Thus, to display green in the conventional architecture, you turn off the red and blue pixels, leaving spaces between each of the illuminated green pixels. In SOLED, to display green, you turn off the red and blue sections of the stacked pixel component. The stacked architecture of the SOLED can increase the resolution of the display by a factor of three.

   o FOLED Technology: Unlike conventional displays, our flexible OLEDs can be built on flexible materials such as plastic. We believe that such displays will be lighter in weight and will have
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     lower power requirements. The FOLED also may provide the opportunity to apply low cost roll to roll (web processing) technologies to display fabrication, which can reduce the cost, and therefore expand the market, of electronic flat panel displays.

   o Organic Laser Technology: We and our research partners are attempting to develop a fourth technology platform based upon the ability to fabricate an organic laser utilizing OLED technology. In the September 25, 1997 issue of Nature, our research partners announced what they believed to be the first evidence of lasing from vacuum deposited thin films of organic molecules. We believe this is a significant first step towards the realization of electrically pumped, solid-state lasers based on organic thin films.

Our Research Partners

     Princeton and USC have been performing research on OLED technology for many years, and have continued that research for us since 1994. The sponsored research agreement between us and our research partners, which was originally executed in 1994, was extended in 1997 for five additional years and is subject to further extension by mutual agreement.

     Key members of our research team include Dr. Stephen Forrest and Dr. Paul Burrows of Princeton and Dr. Mark R. Thomson at USC. There are approximately 25 researchers at Princeton and USC who are engaged in OLED research.

Our Commercialization Strategy

     Our approach to developing products and penetrating the electronic display market as quickly as possible has three major components:

o We are continuing to fund our research partners under the current sponsored research agreement and to obtain the worldwide exclusive rights to all intellectual property invented in the project.

o We are working on the development of reliable commercial prototypes and the optimization of the fabrication processes. We recently leased an 11,000 square foot space near Princeton, New Jersey to serve as a pilot line facility and technology transfer center.

o We intend to license our proprietary OLED technology and enter into joint ventures and other strategic alliances with experienced manufacturers and users of display products for the volume manufacture, distribution and sale of products based upon this technology. We do not presently intend to become a volume manufacturer.

Executive Offices

     Our executive offices are located at Three Bala Plaza East, Suite 104,
Bala Cynwyd, Pennsylvania 19004. Our phone number is (610) 617-4010 and our web site can be found at www.universaldisplay.com.
--------------------------------------------------------------------------------

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our common stock. You should not purchase our common stock if you cannot afford the loss of your entire investment.

We do not expect to be profitable in the foreseeable future, and may never be profitable.

     Since inception, we have not generated any product revenues, and have incurred significant losses, resulting in an accumulated deficit of approximately $14.2 million, as of March 31, 1999. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of the OLED technology to support our operations. You should note, however, that:

     o OLED technology may never become commercially viable;

     o markets for flat panel displays utilizing the OLED technology may be limited; and

     o we may never generate sufficient revenues from the commercial exploitation of the OLED technology to become profitable.

     Additionally, even if we find commercially viable applications for our OLED technology, we may never recover our research and development costs.

If we do not receive additional financing in the future, we will not be able continue the research, development and commercialization of our OLED technology.

     Our capital requirements have been and will continue to be significant. The completion of the research, development and commercialization of the OLED technology for potential applications will require significant additional effort and resources. Our cash on hand is not sufficient to meet all of our future obligations. However, when we need additional funds, we might not be able to obtain those funds on commercially reasonable terms or at all. If we cannot obtain more money when we need it, our business might fail. Additionally, if we attempt to raise money in an offering of our common stock, the issuance of additional stock will dilute our then existing stockholders.

If our OLED technology is not feasible for product applications, we may never generate significant revenues.

     At this time, we are unable to determine the feasibility of our OLED technology for the commercial viability of any potential applications. We must make substantial advances in our research and development efforts in a number of areas including:

     o reliability;

     o the development of more fully saturated colors for full color displays;

     o integration with drive electronics; and

     o issues related to scalability and cost effective fabrication technologies for product applications before products utilizing the OLED technology are manufactured and sold. The development of an electrically pumped laser is also necessary before products based on the organic laser research are manufactured and sold. Our efforts may never demonstrate the feasibility of our OLED technology, particularly for use in full color, large area, high resolution, high information content flat panel display applications.

     Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete its development. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete our research and development of the OLED technology successfully, or if we experience delays in completing our research and development of the OLED technology for use in potential applications, particularly after the occurrence of significant expenditures, our business may fail.

Even if our technology is technically feasible, it may not be accepted by the market.

     The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of the OLED technology will depend, in part, upon such technology providing benefits comparable to CRT and LCD technology (the current standard for display quality) at an appropriate cost, and its adoption by consumers, neither of which have been achieved. Many potential licensees of the OLED technology manufacture flat panel displays utilizing competing technologies and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate the OLED technology. Potential licensees may never utilize the commercially viable OLED technology.

If our research partners fail to make advances in their research, or if they terminate their relationship with us, we might not succeed in commercializing our OLED technology.

     Research and development of commercially viable applications for OLED technology is dependent on the success of the research efforts of our research partners conducted under our sponsored research agreement with them. We cannot assure you that our research partners will make additional advances in the research and development of the OLED technology.

     Although we fund the OLED technology research, the scope of and technical aspects of the research as well as the resources and efforts directed to such research is subject to the control of our research partners. Our sponsored research agreement provides that if Dr. Forrest is unavailable to continue to serve as a principal investigator, either because he is no longer associated with Princeton or otherwise, and a successor acceptable to both us and Princeton is not available, Princeton has the right to terminate the sponsored research agreement. The 1997 sponsored research agreement, which expires in July 2002, may not be extended. Princeton may also terminate the 1997 license agreement if we fail to make a first commercial sale or use within two years following a demonstration of efficacy of an OLED-based product. The termination or expiration of the sponsored research agreement or the 1997 license agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technology.

If we cannot form strategic relationships with companies that manufacture and use products that incorporate our OLED technology, our commercialization strategy will fail.

     Our strategic plan depends upon the development of strategic relationships with companies that will manufacture and use products incorporating its OLED technology. We have not yet entered into any such strategic relationships. We are building a pilot line and technology transfer facility with the proceeds from our recent private placement, as well as the proceeds received upon the exercise of publicly traded warrants by the holders of those warrants. We cannot assure you that such a facility will allow us to enter into such strategic relationships.

     Our prospects will be significantly affected by its ability to sublicense the OLED technology and successfully develop strategic alliances with third parties for incorporation of the OLED technology into flat panel displays manufactured by others. Strategic alliances may require financial or other commitments by us. We might not be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

If we cannot protect our intellectual property rights, or if our technology infringes the rights of others, our business will suffer.

     Our rights to the OLED technology are dependent on patents and other intellectual property rights relating to the OLED technology that are licensed to us by Princeton and USC. Ten US patents have already been issued, approximately 40 additional patent applications are pending in the United States and corresponding international patent applications have been filed to cover the major industrial countries. However, there can be no assurance that additional patents applied for will be obtained or that any such patents will afford us commercially significant protection of our OLED technology, or will be found valid if challenged.

     The patent laws of other countries may differ from those of the United States as to the patentability of the OLED technology and the degree of protection afforded. Older companies and institutions may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect thereto. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technology, including Eastman Kodak Corporation, which holds a number of patents related to OLED technology. There can be no assurance that the exercise of some aspects of our licensing rights respecting its OLED technology being developed by Princeton and USC will not infringe on the patents of others, in which event we or our research partners may be required to obtain a license, pay damages, modify their products or method of operation or be prohibited from making, using, selling or offering to sell some or all products incorporating our OLED technology. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and Princeton University might not enforce an action in a timely manner. If products incorporating our OLED technology are found to infringe upon the patent or other intellectual property rights of others, it could have a material adverse effect on us.

The federal government has rights to our OLED technology that might prevent us from realizing its benefits.

     The United States government, through the Defense Advanced Research Projects Agency, has provided funding to Princeton for research activities related to certain aspects of its OLED technology. The federal government could obtain rights to this technology, which would affect our rights as follows:

   o If all or certain aspects of the OLED technology develop from our funding to Princeton, and those aspects are deemed to fall within the planned and committed activities of DARPA's funding, the federal government, pursuant to federal law, could have certain rights relating to the OLED technology.

   o If the federal government determines that we have not taken effective steps to achieve practical application of such technology in a field of use in a reasonable time, it may require us to grant licenses to other parties in any such field of use.

   o The federal government could restrict our ability to market the OLED technology to the federal government for military and other applications.

   o The federal government's continued funding of Princeton's research activities may also give it rights to aspects of the OLED technology developed in the future.

If so, we might not realize the benefits of that technology.

Because many of our competitors have better name-recognition, and greater financial, technical, marketing and research capabilities than us, we may never be able to compete successfully in the flat panel display industry.

     The flat panel display industry is characterized by intense competition. The market is currently, and will likely continue to be, dominated by products utilizing LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCD technology. Several other flat panel display technologies have been, or are being, developed, including field emission, inorganic electroluminescence, polymeric light emitting diode, gas plasma and vacuum fluorescent displays. In addition, other companies are engaged in research and development activities with respect to technology using OLEDS. Advances in LCD technology or any of these developing technologies may overcome their limitations or become the leading technology for flat panel displays, either of which could limit the potential market for flat panel displays utilizing the Company's OLED technology.

     Substantially all of these competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Our competitors may succeed in developing technologies and applications that are more cost-effective or have fewer display limitations than our OLED technology. We may never be able to compete successfully or develop commercial applications for our OLED technology.

If we cannot keep our key employees or hire other talented persons as we grow, our business might not succeed.

     Our performance is substantially dependent on the continued services of senior management and other key personnel, and its ability to offer competitive salaries and benefits to its employees. We do not have employment agreements with any of our management or key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, we will suffer and might fail.

We can issue shares of preferred stock that can adversely affect your rights as a stockholder.

     Our articles of incorporation authorize use to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common stockholders. For example, an issuance of shares of preferred stock could:

     o adversely affect the voting power of the common stockholders;

     o make it more difficult for a third party to gain control of us;

     o discourage bids for our common stock at a premium; or

     o otherwise adversely affect the market price of the common stock.

Our board has designated and issued 200,000 shares of Series A Preferred Stock, all of which are held by an entity controlled by Sherwin Seligsohn. We may issue additional shares of our authorized preferred stock at any time in the future.

The market price of our common stock might be highly volatile.

     The market price of our common stock might be highly volatile, as has been the case with the securities of other emerging growth companies. Factors such as:

     o our operating results;

     o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

     o other factors affecting the flat panel display industry generally may have a significant impact on the market price of our common stock.

In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly small and emerging-growth companies.

If our shares are delisted, you might not be able to sell your investment in our company.

     Our common stock is listed on the Nasdaq SmallCap Market. To continue to be listed on that market, however, we must maintain, with certain exceptions, maintenance criteria, including:

     o specified levels for total assets;

     o market value of the public float;

     o total capital and surplus; and

     o a minimum bid price per share.

The failure to meet such maintenance criteria in the future may result in the delisting of the our common stock from the Nasdaq SmallCap Market. Thereafter, trading, if any, in our common stock would be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

If we are delisted, trading in our common stock may become subject to additional regulation that could further limit the liquidity of your investment.

     In addition, if our common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would also be subject to the requirements of additional rules under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any so-called penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of your investment.

This offering, as well as the issuance of other publicly traded shares, could drive our stock price down.

     Following the effectiveness of our registration statement, the shares of common stock offered by the selling stockholders will become freely salable in the public market. Although the sale of these additional shares to the public might increase the liquidity of our stockholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. To the extent other restricted shares become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or we issue additional shares that might be or become freely salable, you could expect our stock price to decrease.

                                 THE OFFERING

     The selling stockholders are offering for resale up to 4,458,874 shares of our common stock. Of the shares, 3,044,840 shares of common stock will be issued upon the exercise of outstanding warrants.

     We issued the shares of common stock and warrants as follows:

   o We issued an aggregate of 1,414,034 units in a two-tranche private placement to accredited investors at $3.75 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The exercise price of the warrants underlying the units issued in the first and second tranches were $4.31 and $4.28, respectively. All of the shares of common stock that are part of the units and shares of common stock to be issued upon the exercise of the warrants are included in this offering. In connection with this offering, two placement agents received an aggregate of 27,987 shares of common stock and 188,719 warrants to purchase shares of common stock with exercise prices ranging from $4.28 to $4.53.

   o We issued warrants to two consultants to purchase 125,000 shares of common stock at exercise prices ranging from $7.00 to $7.25 per share. Of these warrants, 25,000 warrants issued to one consultant vested immediately. The remaining warrants were granted to the other consultant, 25,000 of which vested immediately and 75,000 will vest upon our successful entrance into the Taiwanese market.

   o We issued warrants to one employee and one director to purchase 200,000 shares of common stock at an exercise price of $6.38. These warrants vested immediately and expire in 2008.

   o We issued 140,000 shares of common stock and 175,000 warrants to purchase common stock to Princeton and 60,000 shares of common stock and 75,000 warrants to purchase common stock to the USC in connection with the 1997 license agreement and 1997 sponsored research agreement. The warrants have an exercise price of $7.25, vested immediately and expire in 2007.

   o We issued warrants to consultants to purchase 200,000 shares of common stock at an exercise price of $4.80. These warrants vested immediately and expire in 2002.

   o We issued warrants to purchase 20,000 shares of common stock to an individual in exchange for consulting services. These warrants have an exercise price of $6.00, vested immediately and expire in 2006.

   o The remainder of the common stock offered for resale by the selling stockholders underlie warrants either issued from time to time by us for services rendered to our company or transferred to the selling stockholder as a gift from the prior holder.

     The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders pursuant to this prospectus. Under the terms of the transactions described above, we are contractually required to register the shares of common stock that are part of the units and the shares of common stock to be issued upon the exercise of the warrants.

                                USE OF PROCEEDS

     The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

                          PRICE RANGE OF COMMON STOCK

     The primary market for our common stock is the NASDAQ SmallCap Market, where it trades under the symbol "PANL." Our common stock is also traded on the Philadelphia Stock Exchange under the symbol "PNL." We completed our initial public offering of common stock on April 11, 1996, at $5.00 per share. The following table sets forth the high and low sales prices for the shares for the periods indicated.


Year/Quarter                                       High Close     Low Close
------------                                       ------------   ----------
1996
Second Quarter (from April 11, 1996) ...........   10 1/2         4
Third Quarter ..................................   8              4 5/8
Fourth Quarter .................................   6 5/8          4 3/4

1997
First Quarter ..................................   7 3/8          3 5/8
Second Quarter .................................   5 3/4          3 7/8
Third Quarter ..................................   6              4
Fourth Quarter .................................   7 7/8          4 1/4

1998
First Quarter ..................................   6 11/16        4 17/32
Second Quarter .................................   6 17/32        5 1/2
Third Quarter ..................................   6 3/4          3 9/16
Fourth Quarter .................................   5 1/8          3 9/16

1999
First Quarter ..................................   4 13/16        3 9/16
Second Quarter (through June 25, 1999) .........   4 1/8          3

     As of June 25, 1999, we had 12,944,828 shares of common stock outstanding and approximately 243 stockholders of record.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends since our inception. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Since our inception, we have been engaged, and for the foreseeable future expect to be engaged, exclusively in the research, development and commercialization of our OLED technology for use in flat panel displays and other applications. To date, we have generated minimal revenues and do not expect to generate any meaningful revenues for the foreseeable future. We likely will not generate meaningful revenues until we successfully demonstrate that our OLED technology is commercially viable for flat panel displays and other applications, and enter into license agreements, joint ventures or strategic alliances with third parties with respect to the technology. We have incurred significant losses since inception, resulting in an accumulated deficit of $13,574,337, as of December 31, 1998.

Results of Operations

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

     We had a net loss of $593,866 ($.06 per share) for the quarter ended March 31, 1999, compared to a loss of $321,108 ($.03 per share) for the same period in 1998. The increase in the net loss was attributed to increased research and development costs. We earned $117,233 from contract research revenue in the quarter ended March 31, 1999, compared to $98,977 for the same period in 1998. The revenue was derived from a subcontract with Princeton University, pursuant to a three year, $3 million contract Princeton received from the Defense Advance Research Projects Administration (DARPA). In the same period in 1998, we received revenue from the DARPA contract and a grant from the New Jersey Commission on Science and Technology.

     Research and development expenses were $341,708 for the quarter ended March 31, 1999, compared to $117,633 for the same period in 1998. Research and development costs were higher in 1999 primarily because of an increase in research being performed at Princeton by our employees, and increased patent expenses. In 1998, research and development expenses consisted primarily of patent expenses and payments under the 1997 sponsored research agreement.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     We had a net loss of $2,793,842 ($.27 per share) for the year ended December 31, 1998, compared to a net loss of $5,927,718 ($.64 per share) for the year ended December 31, 1997. The decrease in the net loss was primarily attributable to the decrease in research and development expenses, which in 1997 included a non-cash expense related to the value of common stock and warrants issued to Princeton and USC in the amount of $3,120,329 ($.34 per share). We earned $368,794 from contract research revenue in 1998, compared to $93,605 in 1997. The revenue was derived primarily from a subcontract with Princeton, pursuant to a three year, $3 million contract Princeton received from DARPA, a National Science Foundation grant and a grant from the New Jersey Commission on Science and Technology.

     Research and development expenses were $1,419,394 for the year ended December 31, 1998, compared to $4,207,898 for the year ended December 31, 1997. For the year ended December 31, 1998, research and development expenses consisted of:

     o payments in the amount of $125,842 to Princeton under the 1997 sponsored research agreement;

     o payments in the amount of $630,929 for patent applications, prosecution and other intellectual property rights; and

     o costs in the amount of $662,623 associated with our Princeton development team.

Research and development expenses for the same period in 1997 consisted of:

     o the issuance of common stock and warrants in connection with 1997 sponsored research agreement, which resulted in a non-cash charge of $3,120,329;

     o payments in the amount of $347,374 to Princeton under the 1994 sponsored research agreement; and

     o payments in the amount of $740,195 for patent applications, prosecution, and other intellectual property rights expenses.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     We had a net loss of $5,927,718 ($.64 per share) for the year ended December 31, 1997, compared to a net loss of $1,768,995 ($.21 per share) for the year ended December 31, 1996. The increase in the net loss was primarily attributable to increased research and development expenses, of which $3,120,329 ($.34 per share), was a non-cash expense related to the value of common stock and warrants issued to Princeton and USC, and increased general and administrative expenses in 1997 compared to 1996. We earned $93,605 from contract research revenue in 1997, compared to no revenue in 1996. The revenue was derived primarily from a subcontract with Princeton, pursuant to a three-year, $3 million contract Princeton received from DARPA.

     Research and development expenses were $4,207,898 for the year ended December 31, 1997, compared to $948,568 for the year ended December 31, 1996. For the year ended December 31, 1997, research and development expenses consisted of:

     o the issuance of common stock and warrants in connection with our 1997 sponsored research agreement, which resulted in a non-cash charge of $3,120,329;

     o payments in the amount of $347,374 to Princeton under the 1994 sponsored research agreement; and

     o payments in the amount of $740,195 for patent applications, prosecution, and other intellectual property rights expenses.

Research and development expenses for the same period in 1996 consisted primarily of payments to Princeton under the 1994 sponsored research agreement.

     General and administrative expenses were $1,986,628 for the year ended December 31, 1997, compared to $938,741 for the year ended December 31, 1996. The increase in general and administrative expenses in 1997 compared to 1996 was primarily associated with;

     o the hiring of executives, technical personnel, and support staff;

     o the leasing of office space for our headquarters; and

     o a non-cash charge in the amount of $100,000, which was related to a consulting agreement with the underwriter of our 1996 initial public offering.

Liquidity and Capital Resources

     As of March 31, 1999, we had cash and cash equivalents of $1,357,848 and short-term investments of $527,502, compared to cash and cash equivalents of $1,828,381 and short-term investments of $527,502 as of December 31, 1998. In April 1999, publicly-traded warrants to purchase shares of our common stock were exercised, resulting in our receipt of net cash proceeds of approximately $4,000,000. The remaining warrants expired unexercised. In May 1999, we completed a private placement, and issued 1,414,034 shares of common stock and warrants, resulting in net proceeds of approximately $5,300,000.

     During 1997, private placement warrants to purchase 1,124,000 shares of our common stock were exercised, resulting in our receipt of net cash proceeds of $3,940,800. On April 11, 1996, we completed a public offering of 1,300,000 shares of common stock at a price of $5.00 per share, and redeemable warrants to purchase 1,495,000 shares of common stock at an exercise price of $3.50 per share, at a price of $.10 per warrant. We received net cash proceeds of $5,282,665 from the public offering (excluding $223,263, which represents a portion of the offering expenses previously charged to general and administrative expenses). Net working-capital decreased to $2,429,390 as of December 31, 1998, from working-capital of $5,003,863 as of December 31, 1997, which is the result of our using it as working capital to fund operations. Our net cash used in operating activities was $2,247,731 in 1998, $2,441,698 in 1997 and $2,370,449 in 1996. Non-cash expenses related to the issuance of common stock, warrants and options were $154,247 in 1998, $3,436,329 in 1997, and $25,000 in 1996.

     We anticipate, based on management's internal forecasts and assumptions relating to its operations (including assumptions regarding our working-capital requirements, the progress of research and development, the availability and amount of other sources of funding available to Princeton for research related to OLED technology, the time and costs associated with preparing, filing and prosecuting patent applications, and the enforcement of intellectual property rights) that we will not need additional cash to meet our obligations for 1999.

     The 1997 sponsored research agreement requires us to pay up to $4.4 million to Princeton from July 1998 through July 2002. This period is subject to extension. We expect funding under this agreement in 1999 to be less than $1.1 million maximum, per the agreement. Substantial additional funds will be required for the research, development and commercialization of OLED technology, obtaining and maintaining intellectual property rights, working capital and other purposes, the timing and amount of which is difficult to ascertain. There can be no assurance that additional funds will be available on commercially reasonable terms when needed.

Year 2000

     At the end of this year, computer programs using two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing a temporary inability to engage in normal business activities. Currently, we believe our most likely Year 2000 worst case scenario would involve the failure of the information systems of our research partners or other persons with whom we do business.

     Our information systems consist of commercially available hardware and software purchased within the last several years. Accordingly, we believe that we do not have material exposure to, or anticipate any material disruption as a result of, the Year 2000 issue with respect to our information systems.

     With respect to our non-information technology systems, we have made reasonable efforts to contact providers of products and services with non-information technology concerning their Year 2000 readiness. Based on this contact, we believe that we do not have material exposure to the Year 2000 issue with respect to our non-information systems.

     We continue to analyze whether others with whom we do business have Year 2000 issues. These include our research partners. We are currently unable to predict the extent to which the Year 2000 issue will affect these persons, or the extent to which we would be vulnerable to their failure to remediate any Year 2000 issues on a timely basis. The failure of any one of these persons subject to the Year 2000 issue to convert its systems on a timely basis could adversely affect our attempts to research, develop and commercialize our OLED technology.

     We do not expect the cost to modify such infrastructure for Year 2000 compliance will be material to our financial condition.

                                 OUR BUSINESS

General

     We are engaged in the research, development and commercialization of OLED technology for use in flat panel displays, lasers and light generating devices. We have been funding research for this project at Princeton (since 1994) and at USC (since 1995, when one of our principal researchers accepted a faculty position at USC). We have the exclusive, worldwide license to commercialize all technology developed in this project pursuant to a license agreement between us and our research partners.

     Our mission is to commercialize our OLED technology for widespread application for a number of different product applications. We intend to carry out that mission through the creation of strategic partnerships to leverage the core competencies of research organizations, manufacturing organizations and marketing organizations to develop products and penetrate the market as quickly as possible. This strategy has three major components:

   o First, we are continuing to fund the research in this project at Princeton and USC and striving to obtain the worldwide exclusive rights to all intellectual property invented in this project.

   o Second, we are working on the development of reliable commercial prototypes and the optimization of the fabrication processes at our recently leased, 11,000 square foot facility near Princeton, NJ, which will serve as our pilot line facility and technology transfer center.

   o Third, we intend to license our proprietary OLED technology and enter into joint ventures and other strategic alliances with experienced manufacturers and users of display products for the volume manufacture, distribution and sale of products based upon this technology.

     There can be no assurance, however, that commercial applications of our technology can be accomplished at any time, or if at all, which would have a material adverse impact on us and our business. We do not presently intend to become a volume manufacturer.

     We believe that products incorporating OLEDs should have superior performance characteristics at a lower cost than existing technologies for a wide variety of product applications. Our first products will likely be low information, monochrome or multicolor devices, such as cellular phone displays. We intend to move forward as quickly as possible to larger area, full-color devices, such as low power, personal digital assistants and rugged, lightweight laptop computers. The long-term goals of our proprietary display technology include thin, wall-size televisions, electronic newspapers, and transparent conformable displays that could be attached anywhere.

     We were incorporated in Pennsylvania in April 1985 under the name of Enzymatics, Inc. In June 1995, we changed our name to Universal Display Corporation. Our executive offices are located at Three Bala Plaza East, Suite 104, Bala Cynwyd, Pennsylvania 19004. Our phone number is (610) 617-4010 and our website can be found at www.universaldisplay.com.

Our Role in the Electronic Display Market

     Electronic displays are found today in thousands of products from wristwatches and cellular telephones to notebook computers and TVs. They are also a key component in the plethora of emerging communication and computing products. Stanford Resources estimated the electronic display market to be approximately a $40 billion industry in 1998.

     We believe that competition in this market, particularly for full color, large area, high resolution, high information content displays is based upon image and color quality, viewing angle, power requirements, cost and manufacturability. The dominant technology for displays today is the cathode ray tube, or CRT the type of technology used in most televisions and computer monitors. The dominant technology today for flat panel displays is the liquid crystal display, or LCD, the type of technology used in most laptop computers and cellular telephones. However, the display industry continues to search for new technology that offers higher brightness, lower power consumption, lighter weight, higher definition, fuller color, wider viewing angles and faster response time at a lower cost. We believe that our OLED technology has the potential to meet these increasingly complex demands for portable information-age products, and provide products that are less expensive and higher quality than other display technology. With flat panel display demand projected to double over the next five years to an estimated $32 billion market (according to Stanford Resources), we believe that there is a great opportunity for OLED technology to have a material impact in the flat panel display market. This assumes of course, that our OLED technology will not be superseded by technologies existing today or to be developed in the future.

Our OLED Technology

     In its most basic form, an OLED is a monolithic, solid state electronic device consisting of a series of organic thin films sandwiched between two conductors. When a voltage is applied across the device, it emits efficient, bright light. This light emission is based upon a luminescence phenomenon in which electrons and holes are injected and migrate from the contacts toward the organic heterojunction under the applied electric field. When these carriers meet, they form excitons (electron-hole pairs) that recombine to emit colored light that is characteristic of the specific organic materials employed.

     OLEDs are lightweight, durable and power efficient; thus they are ideal for portable applications. In full production, OLEDs should be highly manufacturable, given existing semiconductor and flat panel display manufacturing tools. We believe that OLEDs will cost less than LCDs because OLEDs require fewer process steps and use fewer and lower-cost materials than LCDs. In addition, we believe that OLEDs can have the following performance advantages over LCD technology:

     Higher brightness                Faster response time

     Fuller viewing angle             Lighter weight

     Higher power efficiency          Greater environmental durability

     Lower manufacturing costs        Greater reliability

                                      Broader temperature ranges

We believe that flat panel displays which use our OLED technology, if successfully developed, will provide image and color quality, brightness, contrast, scalability, video and viewing angles comparable to CRT displays. These flat panel displays are also expected to be manufacturable from lightweight, low cost materials and to require a relatively low power source.

o TOLED Technology:
  -----------------

     Using a proprietary transparent contact, TOLED displays can be transparent, thus creating many new product opportunities. This is possible because, in addition to having transparent contacts, the organic materials are themselves transparent over their own emission spectrum and throughout most of the visible spectrum. Our TOLEDs may be used to create transparent displays for information displays on windshields, cockpit displays on aircraft and head mounted displays. TOLEDs can be integrated with standard silicon semiconductor technology through a proprietary transparent cathode. TOLEDs may also be used in numerous portable electronic applications because of their bright colors, high contrast and low power requirements.

     This invention was first published in the scientific journal, Nature, in March 1996 and has been issued U.S. patent number 5,703,436.


o SOLED Technology:
  -----------------

     Our novel pixel architecture, know as the SOLED, can provide up to three times the display resolution as traditional side by side display architectures. The SOLED stacks the red, green and blue pixels vertically on top of each other. Thus, any color of light can be generated from each pixel by adjusting the current to the pixel. To display green in the SOLED, one can tune each pixel to green and turn off the red and blue pixels, which increases the resolution of the display by a factor of three. To tune color and brightness separately, each of the red, green and blue sub-pixel elements is individually controlled. By adjusting the ratio of current in the elements, the emission color is tuned. By varying the total current through the stack, brightness is varied. By modulating the pulse width, grayscale is achieved.

     This invention was first published in the scientific journal, Science, in July 1997. U.S. patent numbers 5,707,745; 5,721,160; 5,757,026 and 5,757,139 have been issued with respect to the SOLED. Drs. Forrest, Thompson and Burrows, the principal inventors of our OLED technology, received the Distinguished Inventor of the Year award from the Intellectual Property Owners Association in April 1998, and they received the Thomas Alva Edison Award from the Research and Development Council for New Jersey in November 1998 for their SOLED invention.

o FOLED Technology:
  -----------------

     Unlike conventional displays, our FOLED can be built on lighter weight plastic and other rugged, conformable surfaces. Our proprietary FOLED technology is the innovative result of our research partners' research to demonstrate that OLEDs are functional and durable in a flexible format and can be built with similar performance to their rigid substrate equivalents. Plastic displays should provide lighter weight and lower power requirements. They are expected to extend the lifetime of portable electronic products because their displays would no longer be made from glass. As flexible plastics permit displays to conform to different shapes and surfaces, the boxy electronic display form may no longer be necessary.

     The FOLED has the potential to offer compelling performance advantages over existing technology. In addition, it may also provide the opportunity to apply low cost roll to roll (web processing) technologies to display fabrication, which can reduce the cost, and therefore expand the market, for electronic flat panel displays. First published in Optics Letters in February 1997, this invention has received U.S. patent number 5,844,363.

o Organic Laser Technology:
  -------------------------

     We and our research partners are researching a fourth technology platform based upon the ability to fabricate an optically pumped organic laser. In the September 25, 1997 issue of Nature, our research partners announced what they believed to be the first evidence of laser from vacuum deposited thin films of organic molecules using optical pumping. We believe this is a significant first step towards the realization of electrically pumped, solid-state lasers based on organic thin films. Our research partners will need to complete the development of an electrically pumped laser for this technology to have commercial viability.

     We believe that an electrically pumped organic semiconductor laser could have applications in a number of markets, including fiber-optic communications, CDs, CD-ROM drives, DVD discs, DVD-ROMs, laser printers, rewriteable optical storage drives, bar code scanners and digital printing presses.

Our Research Partners

     Research activities relating to our OLED technology are currently being conducted at Princeton's Advanced Technology Center for Photonics and Optoelectronic Materials and at the USC Synthetic Materials Laboratories. In October 1997, we entered into a new five year sponsored research agreement for research activities related to organic light emitters, which continues and expands the scope of the 1994 sponsored research agreement.

     Under the 1997 sponsored research agreement, we have agreed to pay up to $4.4 million to Princeton from July 1998 thorough July 2002, subject to extension, in connection with research in this project. In October 1997, we and our research partners also entered into an amended license agreement, which modified the terms of our 1994 license agreement. The development of commercially viable applications for our OLED technology is principally dependent on the success of the research efforts of our research partners conducted under these agreements. The scope and technical aspects of the research and the resources and efforts directed to this research is subject to the control of our research partners. The 1997 sponsored research agreement provides that if Dr. Forrest is unavailable to continue to serve as a principal investigator, either because he is no longer associated with Princeton or otherwise, the contract reverts back to us. As long as we spend $800,000 per annum on research, marketing or commercialization of our OLED technology, the 1997 sponsored research agreement cannot be terminated by Princeton.

     In connection with the 1997 license agreement and the 1997 sponsored research agreement, we issued:

     o 140,000 shares of common stock and ten-year warrants to purchase 175,000 shares of common stock at an exercise price of $7.25 per share to Princeton, and

     o 60,000 shares of of common stock and ten-year warrants to purchase 75,000 shares of common stock at an exercise price of $7.25 per share to USC, of which 30,000 shares of common stock and 37,500 warrant shares were distributed to Dr. Thompson.

     There are approximately 25 researchers at the two universities working in the program, which we believe is one of the largest OLED research teams in the world.

Our Intellectual Property

     Our rights to the OLED technology are governed by the 1997 sponsored research agreement and the 1997 license agreement. Under these agreements, all patents and other intellectual property rights relating to the OLED technology are the property of Princeton or USC, as applicable. We have the worldwide exclusive license to manufacture and market products based on such patents, pending patent applications and any future patent applications and inventions conceived or discovered under the 1997 sponsored research agreement, and to sublicense those rights. When we sublicense the OLED technology (except to affiliates), or sell products utilizing the OLED technology, we will be required to pay to Princeton a royalty in the amount of 3% of our net sublicense fees or net sales of products utilizing the OLED technology. We are also required to reimburse Princeton for all costs incurred in filing, prosecuting and maintaining patent applications and patents for inventions developed under the sponsored research agreement.

     In December 1997, the first patent titled "Transparent Contacts for Organic Light Emitters", was issued to Princeton by the U.S. Patent and Trademark Office in connection with the sponsored research. Nine additional U.S. patents were issued in 1998 and in 1999 to Princeton and/or USC, including those for the three flat panel display technology platforms -- TOLED, SOLED, and FOLED. Princeton and USC have collectively filed approximately 40 additional patent applications in the U.S. relating to the OLED technology, and have filed for corresponding intellectual property protection internationally to cover the other major industrial countries. In addition, we have obtained an exclusive worldwide royalty-free license from USC to manufacture and market products based on inventions claimed in a patent issued to USC in May 1994 relating to, among other things, a method of depositing ultra-thin, very smooth, ordered organic layers using vacuum deposition, which is required for the manufacturing of OLEDs.

     Under the 1997 license agreement, we are required to use commercially reasonable efforts to bring the OLED technology to market. This requirement is deemed satisfied if we perform our obligations under the 1997 sponsored research agreement, and, upon expiration or termination that agreement, we invest a minimum of $800,000 per year in research, development, commercialization or patenting efforts respecting the OLED technology. Princeton has the right to terminate the 1997 license greement in certain specified circumstances, and prior to any termination, all disputes under the 1997 license agreement and the 1997 sponsored research agreement are subject to mediation and arbitration, except those relating to the validity, construction or effect of patents.

Government Support

     The United States government is also playing a role in tile development and commercialization of advanced display technologies, both as a source of funding and as a potential customer. For example, the federal government was instrumental in forming the United States Display Consortium, a cooperative effort between industry and government aimed at developing an infrastructure to support a North American flat panel display infrastructure. USDC's members include over 130 flat panel display manufacturers, developers and users, and is supported by DARPA. We joined the USDC in September 1997 and are one of fourteen members on its governing board.

     We are part of a team that includes Princeton, USC and Hughes Research Laboratories that was awarded a $3 million research contract from DARPA to fund the development of "Multi-Color Ultra lightweight Organic Light Emitting Diode
(OLED) Displays." The three-year contract commenced September 1, 1997. We expect to receive approximately $700,000 for our part of the project relating principally to the fabrication of prototypes and reliability improvements.

     In September 1997, we and Princeton were jointly awarded a $100,000 Phase I grant by the National Science Foundation under the Small Business Technology Transfer Program for further development of its OLED technology, principally related to more fully saturated colors. This grant was successfully completed, and we are now waiting to hear whether we have been awarded a Phase II proposal for $400,000 which was submitted to the National Science Foundation.

     In September 1997, we and Princeton received a $100,000 contract award from the New Jersey Commission on Science and Technology for further development of its OLED technology and to study the feasibility of manufacturing OLED displays in New Jersey. We believe that there will be additional significant government funding opportunities in 1999 for our OLED technology development program.

Development Activities

     We currently have four engineers, including two Ph.Ds, working on developing manufacturing technology and fabricating product prototypes. They are presently guest researchers at the Manufacturing Technologies Development facility located in Princeton, where they engage in fabricating prototypes and developing manufacturing technology that will be further refined in our technology development and pilot line facility, described below.

     Our newly leased facility near Princeton, New Jersey will serve as our technology development and pilot line facility, as well as our corporate headquarters. We have begun building the new development and pilot line facility in the second quarter of 1999. The core purpose of this facility is to complete product and process technology transfer packages for production and product commercialization. Specifically, we believe it will satisfy several key objectives:

     o engineering and commercial prototype fabrication;

     o continued device and process optimization;

     o manufacturing scale-up, technology development; and

     o process and product reliability validation.

     We also expect this facility to serve as a training site for manufacturing partners and customers. The central feature of this facility is an OLED display pilot line and technology transfer center. The pilot line is designed to produce several thousand displays per month, in sizes up to 6" x 6". It will contain glass preparation, photolithography, vacuum deposition, packaging and metrology labs within Class 100 and Class 10,000 clean room environments. The facility also has support capabilities including optoelectronic testing, reliability, and prototype assembly laboratories.

Competition

     The display industry is characterized by intense competition. CRTs currently dominate the television and desktop computer monitor market, as improvements in CRTs have further increased display quality. Flat panel displays have been developed and are in commercial use in certain applications where the weight, power requirements, and bulky size of the CRT inhibit its use. Flat panel displays have been available for a significant period of time and a variety of advancements in flat panel displays have been made over the last several years. However, flat panel displays with the capabilities necessary to replace CRTs in all applications have yet to be developed.

     The flat panel display market is currently dominated by products utilizing LCD technology and is expected to be dominated by LCD technology for the foreseeable future. We believe that LCDs have certain limitations, such as a limited viewing angle, limited scalability, low response rate, low contrast and inferior image and color quality when compared to CRT displays. LCDs are also more expensive to produce as compared to CRTs. However, compared to CRTs, LCDs are smaller, have lower power requirements, emit no measurable radiation, are not affected by magnetic fields generated by speakers or VCRs and have uniform brightness throughout the screen. Numerous companies, however, are making substantial investments in, and conducting research to improve these characteristics of LCD technology.

     Several other flat panel display technologies have recently been developed or are being developed. They are as follows:

   o Field Emissive Displays. Field emissive displays essentially employ an array of miniature CRTs. Although these may be efficient in converting electrical power into light at a relatively low cost, high voltage power sources and high temperature fabrication equipment may be required.

   o Inorganic Electroluminescent Displays. Inorganic electroluminescent displays offer better contrast and broader viewing angles than LCDs and gas plasma displays, but also use more power than LCDs and are difficult to view in bright ambient light.

   o Polymeric Light Emitting Diodes. Displays utilizing polymeric light emitting diodes may, if successfully developed, offer better image and color quality and broader viewing angles than LCDs, but require further improvements in operating life, saturated colors and manufacturing technologies.

   o Gas Plasma Displays. Gas plasma displays, used in outdoor signs, some laptop computers and recently introduced for large screen televisions are durable and reliable, have long lives and superior video speed but have high power requirements.

     Numerous domestic and foreign companies have developed or are developing CRT, LCD, gas plasma and other technologies. Substantially all of these competitors, including Sony Corporation, NEC Corporation, Fujitsu Corporation, Hitachi Corporation, Toshiba Corporation and Samsung Corporation, have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. In addition, a number of companies, including those mentioned above, Eastman Kodak Company, Pioneer Electronic Corporation, Sharp Corporation, Sanyo Corporation, TDK Corporation, Mitsubishi Chemical Corporation, Seiko-Epson Corporation and Idemitsu Corporation, are engaged in research and development activities with respect to technology using OLEDs.

Employees

     As of June 28, 1999, we had fifteen employees.

Facilities

     Our corporate offices are located at Three Bala PIaza East, Suite 104, Bala Cynwyd, Pennsylvania. We have leased an 11,000 square foot facility in Ewing, New Jersey to serve as its technology development and pilot line facity and corporate headquarters. We intend to move our corporate headquarters to this facility in the third quarter of 1999.

                                OUR MANAGEMENT

     Our present directors and executive officers are listed below.

Name                        Age    Position
----                        ---    --------
Sherwin I. Seligsohn        64     Chairman, Chief Executive Officer and Director
Steven V. Abramson          47     President, Chief Operating Officer and Director
Sidney D. Rosenblatt        51     Executive Vice President, Chief Financial Officer, Treasurer,
                                   Secretary and Director
Dean L. Ledger              50     Executive Vice President and Director
Camille Naffah              72     Director
Elizabeth H. Gemmill        52     Director
Stephen R. Forrest, Ph.D    49     Director

     Each executive officer and director is elected annually and holds office until his or her successors are elected and qualified, or until his or her earlier death, resignation or removal. There are no family relationships between any director, executive officer or significant employee.

     Mr. Sherwin Seligsohn has been our Chairman and Chief Executive Officer since its founding in 1994. He was President until May 1996. Mr. Seligsohn founded IDC, which developed and patented the fundamental technology for TDMA digital cellular radio, and served as its chairman from 1972 until he retired in 1991. Mr. Seligsohn is a member of the Advisory Board of the Advanced Technology Center for Photonics and Optoelectronic Materials (POEM) at Princeton. Mr. Seligsohn also founded, and since August 1991 has served as sole Director, Chairman, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation.

     Mr. Steven V. Abramson joined us as President, Chief Operating Officer and Director in 1996. He is responsible for the development and execution of our commercialization plan, its strategic partnering program, and overall day-to-day management of our company. Mr. Abramson is also a member of the Board of Directors of Global Photonic Energy Corporation. He was previously Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From 1982 to 1991, Mr. Abramson worked with Mr. Seligsohn at IDC where he held various positions, including Executive Vice President, General Counsel, founder and General Manager of the Technology Licensing Division. Mr. Abramson received his B.A. from Bucknell University in 1973, an M.A. from Ohio State University in 1975, and his J.D. from Temple University in 1979. He is also a member of the Governing Board of the USDC and of POEM's Advisory Board. He is also a member of the Board of Trustees of the Delaware Valley Science Fairs, Inc.

     Mr. Sidney D. Rosenblatt has been our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 1995, and a member of the Board of Directors since 1996. He is responsible for all of our internal and external financial, treasury and administrative functions. Mr. Rosenblatt is also Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Global Photonic Energy Corporation, and a member of its Board of Directors. Mr. Rosenblatt is the owner, and served as the President and Chief Executive Officer of S. Zitner Company from August 1990 until 1998. From 1982 to 1990, he served as Senior Vice President, Chief Financial Officer and Treasurer of IDC. While there, he worked with Messrs. Seligsohn and Abramson to commercialize IDC's proprietary technology, obtaining more than $100 million in investment capital and strategic partnerships with Fortune 50 companies and major foreign concerns. Mr. Rosenblatt received his B.B.A. from Temple University in 1973 and became a certified public accountant in 1976. He graduated from the Temple University School of Law in 1979 and also received his Masters of Law in taxation (L.L. M.) in 1982. He is a Director of a number of boards including the Board of Directors and Executive Committee for the Greater Philadelphia Chamber of Commerce.

     Dean L. Ledger has been a director since 1995. From January 1997 until the present and from June 1995 to November 1995, Mr. Ledger was our Executive Vice President. From November 1995 to December 1996, he was a consultant to our company. Since October 1992, Mr. Ledger has been Vice President -- Corporate Development and a consultant to American Biomimetics.

     Camille Naffah has been a director since October 1996. Since 1990, he has been President of Camille Naffah Enterprises, a holding company for leisure enterprises including hotels, lounges and restaurants.

     Elizabeth H. Gemmill has been a director since April 1997. Since March 1995, she has been managing Trustee of the Warwick Foundation. From 1998 to March 1999, Ms. Gemmill was Vice President of Tasty Baking Company, a manufacturer of bakery products. Ms. Gemmill is on the Boards of American Water Works Company, Inc., Philadelphia College of Textiles & Science, Philadelphia College of Osteopathic medicine, the Pennsylvania Chamber of Business & Industry and metropolitan YMCA of Greater Philadelphia and Vicinity.

     Dr. Stephen R. Forrest is the principal investigator responsible for the research and development of the OLED technology. Dr. Forrest also serves on our Scientific Advisory Committee, and became a member of our Board of Directors in 1998. Dr. Forrest has been the James S. McDonnell Distinguished University Professor of Electrical Engineering at Princeton University Department of Engineering since 1992. Since August of 1997, he has also been Chairman of the Electrical Engineering Department. From 1992 to 1997 Dr. Forrest was the Director of the Princeton University Advanced Technology Center for Photonics and Optoelectronic Materials. Dr. Forrest is a recognized pioneer and leading authority in OLED research, having started work in this area in 1992. Dr. Forrest has published over 230 papers and holds 30 patents, with an additional 30 patents pending.

       Information Concerning the Board of Directors and its Committees

     The board of directors has established an audit committee and has not established either a nominating committee or a compensation committee.

     The audit committee is composed of Elizabeth H. Gemmill, Chairman, and Camille Naffah, two non-employee directors. The committee is responsible for providing general oversight with respect to accounting principles employed in our financial reporting. It meets periodically with our principal financial and accounting officer and independent public accountants to review the scope of auditing procedures and our policies related to internal auditing and accounting procedures and controls.

     Members of our board of directors do not receive cash compensation. However, they do receive options to purchase 5,000 shares of common stock for service on the board.

                          Summary Compensation Table

     The following table sets forth the total compensation of the chief executive officer and our other two most highly-compensated executive officers for services in all capacities to us or our subsidiary, UDC, Inc., for fiscal year 1998, and the two previous fiscal years.

                                                                 Securities Underlying Options
Name and Principal Position         Year        Salary ($)             and Warrants
---------------------------         ----        ----------       -----------------------------
Sherwin I. Seligsohn ...........   1998          85,000                   20,000
 Chairman of the Board             1997          85,000                   25,000
 and Chief Executive Officer       1996          85,000                  200,000(3)

Steven V. Abramson .............   1998         180,000                  120,000
 President and                     1997         180,000                   25,000
 Chief Operating Officer           1996         110,796(1)               200,000(3)

Sidney D. Rosenblatt ...........   1998         180,000                  120,000
 Executive Vice President, Chief   1997         180,000                   25,000
 Operating Officer, Secretary      1996         128,672(2)               125,000(3)
 And Treasurer

(1) Mr. Abramson joined us effective May 13, 1996.
(2) Mr. Rosenblatt joined us full-time effective April 15, 1996.
(3) Represents warrants vesting over five years.

     No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser the $50,000 or an amount equal to 10% of such person's salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

     The following table summarizes stock options granted during 1998 to the persons named in the Summary Compensation Table.

                       Option Grants in 1998 Fiscal Year

                                                        % of Total Options
Name                                 Options Granted         Granted         Exercise Price    Expiration Date
----                                 ---------------    ------------------   --------------    ---------------
Sherwin I. Seligsohn .............        20,000                8.1%          $      4.50             12/08
Steven V. Abramson ...............        20,000                8.1%          $      4.50             12/08
Sidney D. Rosenblatt .............        20,000                8.1%          $      4.50             12/08
All employees as a group .........       242,047              100.0%          $ 3.75-6.22        4/08-12/08

     We do not currently grant any long-term incentives, other than stock options and warrants, to its executives or other employees. Similarly, we do not sponsor any defined benefit or actuarial plans at this time.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 25, 1999 certain information regarding the beneficial ownership of shares of our common stock:

     o by each of our directors;

     o by each person who is known by us to beneficially own 5% or more of the outstanding shares of common stock;

     o by each of our executive officers named in the Summary Compensation Table; and

     o by all of our executive officers and directors as a group.

                                                     Amount and Nature of           Percentage
Name and Address of Beneficial Owner (1)           Beneficial Ownership (2)     of Common Stock (2)
----------------------------------------           ------------------------     -------------------
Lori S. Rubenstein (3)(4) .....................            3,301,000           25.5%
Scott Seligsohn (3)(4) ........................            3,554,000           27.5
Clifford D. Schlesinger (3) ...................            3,000,000           23.2
Sherwin I. Seligsohn (5) ......................              316,500            2.4
Dean L. Ledger (6) ............................              315,000            2.4
Steven V. Abramson (2) ........................              290,000            2.2
Sidney D. Rosenblatt (2) ......................              345,000            2.7
Camille Naffah ................................              305,000            2.4
Elizabeth H. Gemmill ..........................                5,500              *
Stephen R. Forrest ............................              220,000            1.7
All executive officers and directors as a group
 (seven people) ...............................            1,797,000           13.9

------------
* Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is Three Bala Plaza East, Suite 104, Bala Cynwyd, Pennsylvania 19004.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The percentage for each beneficial owner listed above is based on 12,944,828 shares outstanding as of June 25, 1999. In accordance with the rules of the Securities and Exchange Commission, options to purchase shares of common stock that are exercisable as of June 25, 1999, or exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options: Scott Seligsohn -- 230,000; Sherwin I. Seligsohn -- 243,000; Dean L. Ledger -- 245,000;
    Steven V. Abramson -- 285,000; Sidney D. Rosenblatt -- 340,000; Camille Naffah -- 5,000; Elizabeth H. Gemmill -- 5,000; and Stephen R. Forrest -- 220,000.

(3) Includes:

    o 1,500,000 shares of common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated 7/29/93 FBO Lori S. Rubenstein (the "Rubenstein Trust") of which Lori S. Rubenstein, Scott Seligsohn and Clifford D. Schlesinger are co-trustees; and

    o 1,500,000 shares of common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated 7/29/93 FBO Scott Seligsohn (the "Seligsohn Trust"), of which Lori S. Rubenstein, Scott Seligsohn and Clifford D. Schlesinger are co-trustees.

      Mr. Schlesigner's address is 1500 Chestnut Street, Philadelphia, Pennsylvania.

(4) Includes 176,000 shares of common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders.

(5) Does not include the following shares for which Mr. Seligsohn disclaims beneficial ownership:

    o 176,000 shares of common stock owned by American Biomimetics
      Corporation;

    o 200,000 shares of Series A Preferred Stock owned by American Biomimetics Corporation;

    o 1,500,000 shares of common stock owned by the Rubenstein Trust;

    o 1,500,000 shares of common stock owned by the Seligsohn Trust;

    o 125,000 shares of common stock owned by Lori S. Rubenstein, his emancipated daughter; and

    o 125,000 shares of common stock owned by Scott Seligsohn, his emancipated son.

(6) Does not include 24,000 shares of common stock owned by the Ledger Family Trust II, for which Mr. Ledger disclaims beneficial ownership.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1998, pursuant to our stock option plan, the following officers and directors were granted options to purchase the amounts of common stock reflected below, at an exercise price of $4.50, the fair market value on the date of the grant:

     o Sherwin I. Seligsohn -- 20,000

     o Steven V. Abramson -- 20,000

     o Sidney D. Rosenblatt -- 20,000

     o Dean L. Ledger -- 20,000

     o Stephen R. Forrest -- 20,000

     Additionally, on April 2, 1998, we granted warrants to purchase 100,000 shares of common stock to Mr. Abramson, Mr. Rosenblatt, Dr. Forrest and Dr. Thomson at an exercise price of $6.38, the fair market value on the date of grant.

     We share office space and certain related expenses with Global Photonic Energy Corporation, a company for which Mr. Seligsohn, Mr. Rosenblatt and Mr. Ledger are directors and executive officers and Mr. Abramson is a director.

                             SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 25, 1999, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

                                                                                              Beneficial Ownership
                                                                                             After Resale of Shares
                                                                              Maximum       ------------------------
                     Name of                        Number of Shares     Number of Shares    Number of
               Selling Stockholder                 Beneficially Owned      Being Offered      Shares     Percent (1)
               -------------------                 ------------------    ----------------    ---------   -----------
Aries Domestic Fund II, L.P (2) ................            400                  400            0            0
Thomas C. Moss, Jr. C/F Alice F. Boyle (3) .....            500                  500            0            0
Thomas C. Moss, Jr. C/F Connor Boyle (3) .......            500                  500            0            0
Ben Berschler, DMD (3) .........................            500                  500            0            0
Marilyn Burlage (3) ............................            600                  600            0            0
Christina R. Mast (3) ..........................          1,000                1,000            0            0
Kimberly Bernehim (3) ..........................          1,000                1,000            0            0
Lynette F. Moss (3) ............................          1,500                1,500            0            0
Lynette F. Moss C/F D. Connor Moss (3) .........          2,500                2,500            0            0
Lynette F. Moss C/F Cameron Moss (3) ...........          2,500                2,500            0            0
Lynette F. Moss C/F Lelane Moss (3) ............          2,500                2,500            0            0
Mark R. Dukas (2) ..............................          6,000                6,000            0            0
Gregory K. & Mary Chomenko Hinckley (2) ........          6,000                6,000            0            0
Andrew Kurkulis (2) ............................          8,000                8,000            0            0
Abigail F. Elkins (2) ..........................          8,000                8,000            0            0
Lloyd W. Aubry, Co., Inc. Pension Plan #161-
 16419 (2) .....................................         10,000               10,000            0            0
Lloyd W. Aubry Co., Inc. Profit Sharing Plan
 #161-16418 (2) ................................         10,000               10,000            0            0
Lea Residual Trust, Zelda G. Lea TTEE #161-
 16411 (2) .....................................         10,000               10,000            0            0
RE & MR Bewley Rev Family Trust/Marliyn
 #0930 (2) .....................................         10,000               10,000            0            0
Len Becker (3) .................................         10,000               10,000            0            0
Dennis J. Giannangeli (3) ......................         10,000               10,000            0            0
Robin Chapelle (2) .............................         12,000               12,000            0            0
AJW Partners, LLC (2) ..........................         13,332               13,332            0            0
Stephen D. Libowsky (2) ........................         13,332               13,332            0            0
Robert A. Center (2) ...........................         13,334               13,334            0            0
Robert Jay Gordon (2) ..........................         13,340               13,340            0            0
Dillon Capital, LLC (2) ........................         13,400               13,400            0            0
Constance J. & R. Hugh A. Fitzpatrick (2) ......         14,000               14,000            0            0
Nancy Allen Fitzpatrick (2) ....................         14,000               14,000            0            0
W. Douglas Weller (2) ..........................         14,000               14,000            0            0
ALCYON SA--Acct. #2 (2) ........................         14,000               14,000            0            0
Anne E. McCaslin (2) ...........................         16,000               16,000            0            0
Tedman Breiter (2) .............................         16,000               16,000            0            0
Albinas Kurkulis (2) ...........................         18,666               18,666            0            0
Kenneth B. Leonard (2) .........................         20,000               20,000            0            0
Sheldon Stillman (2) ...........................         20,000               20,000            0            0
Michael G. Chieco (2) ..........................         20,000               20,000            0            0
Irwin H. Markowitz, DDS, TTEE Irwin
 H. Markowitz, DDS Retirement Fund (2) .........         20,000               20,000            0            0
William J. Burns (3) ...........................         20,000               20,000            0            0
Stroller Tod White and Linda White TTEE of
 the T and L White Revocable Trust (2) .........         24,000               24,000            0            0

                                                                                            Beneficial Ownership
                                                                                           After Resale of Shares
                                                                            Maximum       ------------------------
                    Name of                       Number of Shares     Number of Shares    Number of
              Selling Stockholder                Beneficially Owned      Being Offered      Shares     Percent (1)
              -------------------                ------------------    ----------------    ---------   -----------
Juggers Pty. Ltd (2) .........................           24,000               24,000             0           0
Banque Piguet & Cie SA (2) ...................           24,000               24,000             0           0
Oliver H. Van Horn, Co., Inc. (3) ............           24,000               24,000             0           0
Barry Barnholtz (3) ..........................           25,000               25,000             0           0
Bryce W. Smith (3) ...........................           25,000               25,000             0           0
Wechsler & Co., Inc. (2) .....................           26,666               26,666             0           0
W.H. Reaves (2) ..............................           28,000               28,000             0           0
Michael C. Wright and Joan A. Parish TTEES
 FBO D. Robert Parish Irrev. Trust (2) .......           28,000               28,000             0           0
George F. Classen, III (3) ...................           28,000               28,000             0           0
RE & MR Bewley Rev Family
 Trust/Retirement #0927 (2) ..................           30,000               30,000             0           0
TJC Option Limited Partnership (2) ...........           32,000               32,000             0           0
Lynette F. Moss (3) ..........................           39,000               39,000             0           0
Aries Domestic Fund, L.P. (2) ................           39,600               39,600             0           0
Carl G. McCaslin, Jr. (2) ....................           40,000               40,000             0           0
J. Edward Willard (2) ........................           40,000               40,000             0           0
Gregory R. Gomes (2) .........................           40,000               40,000             0           0
Andy McGuire (3) .............................           40,000               40,000             0           0
Barry Barnholtz (3) ..........................           50,000               50,000             0           0
William Evans (3) ............................           50,000               50,000             0           0
Susan T. Schaumberger (2) ....................           56,000               56,000             0           0
Wimerton Int'l. Inc (2) ......................           60,000               60,000             0           0
Zachary Salmon (3) ...........................           60,000               60,000             0           0
Grover Maxwell, III (3) ......................           70,000               70,000             0           0
Richard L. Abrahams, Trustee (2) .............           74,000               74,000             0           0
University of Southern California (4) ........           67,500               37,500        30,000           *
Whale Securities Co. (3) .....................           80,000               80,000             0           0
The Aries Master Fund (2) ....................           93,334               93,334             0           0
Interlink Management Corporation (5) .........          100,000              100,000             0           0
Stephen R. Forrest (6) .......................          220,000              100,000       120,000           *
Mark E. Thompson (7) .........................          287,500              137,500       150,000         1.2
The Titan Industrial Corp. (2) ...............          100,000              100,000             0           0
Arnold S. Ross (2) ...........................          100,000              100,000             0           0
Norman Berman (3) ............................          100,000              100,000             0           0
Albert Halegoua (3) ..........................          100,000              100,000             0           0
Meadow Ventures (2) ..........................          108,000              108,000             0           0
PGP Investors I, LLC (2) .....................          133,332              133,332             0           0
LBC Capital Resources, Inc. (3) ..............          160,732              160,732             0           0
Harmonic Research, Inc. (2) ..................          175,974              175,974             0           0
Princeton University (8) .....................          315,000              175,000       140,000         1.1
Duck Partners, L.P. (2) ......................          200,000              200,000             0           0
Barclays Bank (Suisse) SA (2) ................          260,000              260,000             0           0
Paradigm Group LLC (2) .......................          400,000              400,000             0           0
Lawrence Lacerte (2) .........................          533,332              533,332             0           0
Totals .......................................        4,898,874            4,458,874       440,000         3.3

------------
*Less than 1%.
(1) Based on 12,944,828 shares outstanding as of June 25, 1999.

(2) Of the shares of common stock beneficially owned, one-half represent shares of common stock that may be acquired immediately upon exercise of warrants.

(3) Includes shares of common stock that may be acquired immediately upon exercise of warrants.

(4) Of the shares of common stock beneficially owned, 37,500 shares represent shares of common stock that may be acquired immediately upon exercise of warrants. The shares offered are those underlying the warrants. USC is one of our research partners.

(5) Includes 25,000 shares of common stock that may be acquired immediately upon exercise of warrants and 75,000 shares of common stock that may be acquired upon exercise of warrants that vest upon our successful entrance into the Taiwanese market.

(6) Includes 100,000 shares of common stock that may be acquired immediately upon exercise of warrants and 120,000 shares of common stock that may be acquired upon exercise of options granted under our stock option plan. The shares offered are those underlying the warrants. Dr. Forrest is a director and one of our principal researchers.

(7) Of the shares of common stock beneficially owned, 137,500 shares represent shares of common stock that may be acquired immediately upon exercise of warrants and 120,000 shares represent shares of common stock that may be acquired immediately upon exercise of options granted under our stock option plan. The shares offered are those underlying the warrants. Dr. Thompson is one of our principal researchers.

(8) Of the shares of common stock beneficially owned, 175,000 shares represent shares of common stock that may be acquired immediately upon exercise of warrants. The shares offered are those underlying the warrants. Princeton is one of our research partners.

                             PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock my be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholder by one or more of the following methods, without limitation:

   o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may petition and resell a portion of the block as principal to facilitate the transaction;

   o purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

   o an exchange distribution in accordance with the rules of the exchange;

   o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   o privately negotiated transactions;

   o market sales (both long an short to the extent permitted under the federal securities laws); and

   o a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock form time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities

Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling stockholder defaults under any customer agreement with brokers.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholder against certain losses, claims damages and liabilities, including liabilities under the Securities Act.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 200,000 shares have been designated as Series A Preferred Stock. As of the date of this prospectus, the common stock was held by 243 stockholders of record and the Series A Preferred Stock is held by one stockholder.

Common Stock

     Each stockholder is entitled to one vote on all matters submitted to a vote of stockholders for each share of common stock held. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares of common stock voted can elect all of the directors then standing for election. Subject to any preferences as may apply to preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such times and in such amounts as our board of directors deems appropriate. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock, and any participating preferred stock outstanding at that time, will be entitled to share ratably in all assets remaining after the payment of liabilities and the payment of any liquidation preferences with respect to any outstanding preferred stock.

Preferred Stock

     The board of directors is authorized, subject to any limitations prescribed by the general corporation law of Pennsylvania, to:

     o provide for the issuance of shares of preferred stock in one or more series

     o establish the number of shares to be included in each series; and

     o determine the designations, privileges, rights, restrictions and conditions attached to the shares of each class or series.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Therefore, the issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control.

     The board of directors authorized and issued 200,000 shares of Series A Preferred Stock. All of the Series A Preferred Stock was issued to American Biomimetics. Holders of Series A Preferred Stock are not entitled to receive dividends. Each share of Series A Preferred Stock is entitled to one vote per share.

     Upon liquidation, dissolution or winding up of our affairs, after payment of debts and liabilities and before any payment of cash or distribution of other property to the holders of common stock, the holders of Series A Preferred Stock are entitled to receive a liquidation preference of $7.50. If our assets are insufficient to permit payment to such holders of the full liquidation preference, then our entire assets and funds legally available for distribution shall be distributed ratably among holders of Series A Preferred Stock, based on each holders' proportionate shares of the shares. The holders of the Series A Preferred Stock are entitled to treat certain disposition transactions by us as a liquidation and to cause the proceeds of such transaction, or any property deliverable from such transaction, to be distributed among the holders of Series A Preferred Stock as a liquidation preference.

Warrants

     As of June 25, 1999, we had warrants outstanding providing for the purchase of an aggregate of 4,173,340 shares of common stock. The exercise prices of the warrants range from $4.125 to $7.25 per share, with terms expiring on dates ranging from April 2001 to April 2008.

Pennsylvania Law and Bylaws Provisions Affecting Shareholders

     Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Our Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of our company (a derivative action) by reason of the fact that such director or officer is or was serving as our director, officer, employee or agent or, at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

                               LEGAL PROCEEDINGS

     We are not party to any legal proceeding.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of these shares.

                                    EXPERTS

     The audited financial statements and schedules in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and additional information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Section in Washington, D.C. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC at the Public Reference Section of the Commission, 450 Fifth Street, M.W., Washington, D.C. 20549.

     We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms part of the registration statement, does not contain all information included in the registration statement. Thus, you should refer to the registration statement and its exhibits. The references made in this prospectus to any of our contracts or documents are not necessarily complete. Thus, you should refer to the exhibits attached to the registration statement for copies of the actual contract or document mentioned. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and registration statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                         INDEX TO FINANCIAL STATEMENTS

The following financial statements are filed as part of this prospectus:

Consolidated Financial Statements for the years ended December 31, 1998 and
1997.

Report of Independent Public Accountants .........................................    F-2
Consolidated Balance Sheets ......................................................    F-3
Consolidated Statements of Operations ............................................    F-4
Consolidated Statements of Shareholders' Equity (Deficit) ........................    F-5
Consolidated Statements of Cash Flows ............................................    F-6
Notes to Consolidated Financial Statements .......................................    F-7
Consolidated Financial Statements for the quarter ended March 31, 1999.
Consolidated Balance Sheets--March 31, 1999 (unaudited) ..........................   F-18
Consolidated Statements of Operations--Three months ended March 31, 1999 and 1998,
 and inception to March 31, 1999 (unaudited) .....................................   F-19
Consolidated Statements of Cash Flows--Three months ended March 31, 1999 and 1998,
 and inception to March 31, 1999 (unaudited) .....................................   F-20
Notes to Consolidated Financial Statements (unaudited) ...........................   F-21

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Universal Display Corporation:

We have audited the accompanying consolidated balance sheets of Universal Display Corporation (a Pennsylvania corporation in the development-stage) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998 and the period from inception (June 17, 1994) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal Display Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and the period from inception (June 17, 1994) to December 31, 1998, in conformity with generally accepted accounting principles.


Philadelphia, PA                                           ARTHUR ANDERSEN LLP
March 5, 1999 (except with respect to
the matter discussed in Note 2, as to
which the date is April 15, 1999)

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                          CONSOLIDATED BALANCE SHEETS


                                                                                December 31,     December 31,
                                                                                    1998            1997
                                                                                -----------      -----------

                                              ASSETS
CURRENT ASSETS:
Cash and cash equivalents (See Note 3) ....................................    $  1,828,381      $     85,470
Short-term investments (See Note 3) .......................................         527,502         4,539,570
Contract research receivables .............................................         121,941            88,366
Interest receivable .......................................................              --            51,906
Prepaid consulting fee ....................................................         376,493           428,985
Other current assets ......................................................          70,393            89,806
                                                                               ------------      ------------
                                                                                  2,924,710         5,284,103
                                                                               ------------      ------------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $67,233 and $39,353 ......................................................          56,211            57,401
DEPOSITS ..................................................................          98,073            76,073
                                                                               ------------      ------------
                                                                               $  3,078,994      $  5,417,577
                                                                               ============      ============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses .....................................    $    495,320      $    280,240
                                                                               ------------      ------------
SHAREHOLDERS' EQUITY
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized,
 Series A Nonconvertible Preferred Stock, par value $.01 per share,
 200,000 issued and outstanding (liquidation value of $7.50 per share
 or $1,500,000) ...........................................................           2,000             2,000
Common Stock, par value $.01 per share, 25,000,000 shares authorized,
 10,312,943 and 10,302,268 shares issued and outstanding, respectively
 (see Note 2) .............................................................         103,130           103,023
Additional paid-in capital ................................................      16,052,881        15,812,809
Deficit accumulated during development-stage ..............................     (13,574,337)      (10,780,495)
                                                                               ------------      ------------
Total shareholders' equity ................................................       2,583,674         5,137,337
                                                                               ------------      ------------
                                                                               $  3,078,994      $  5,417,577
                                                                               ============      ============

        The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     Year Ended           Year Ended
                                                  December31, 1998    December 31, 1997
                                                  ----------------    -----------------
REVENUE:
 Contract research revenue .....................     $   368,794        $    93,605
                                                     -----------        -----------
OPERATING EXPENSES:
 Research and development (See Note 3) .........       1,419,394          4,207,898
 General and administrative ....................       1,933,976          1,986,628
                                                     -----------        -----------
   Total operating expenses ....................       3,353,370          6,194,526
                                                     -----------        -----------
 Operating loss ................................      (2,984,576)        (6,100,921)
INTEREST INCOME                                          190,734            173,203
                                                     -----------        -----------
NET LOSS .......................................     $(2,793,842)        (5,927,718)
                                                     ===========        ===========
BASIC AND DILUTED NET LOSS PER
 COMMON SHARE ..................................     $     (0.27)       $     (0.64)
                                                     ===========        ===========
WEIGHTED AVERAGE SHARES USED IN
 COMPUTING BASIC AND DILUTED
 NET LOSS PER COMMON SHARE .....................      10,310,353          9,327,521
                                                     ===========        ===========



                                                                      Period from Inception
                                                     Year Ended        (June 17, 1994) to
                                                 December 31, 1996      December 31, 1998
                                                 -----------------    ---------------------
REVENUE:
 Contract research revenue .....................     $        --          $    462,399
                                                     -----------          ------------
OPERATING EXPENSES:
 Research and development (See Note 3) .........         948,568             8,649,599
 General and administrative ....................         938,741             5,869,388
                                                     -----------          ------------
   Total operating expenses ....................       1,887,309            14,518,987
                                                     -----------          ------------
 Operating loss ................................      (1,887,309)          (14,056,588)
INTEREST INCOME                                          118,314               482,251
                                                     -----------          ------------
NET LOSS .......................................     $(1,768,995)         $(13,574,337)
                                                     ===========          ============
BASIC AND DILUTED NET LOSS PER
 COMMON SHARE ..................................     $     (0.21)
                                                     ===========
WEIGHTED AVERAGE SHARES USED IN
 COMPUTING BASIC AND DILUTED
 NET LOSS PER COMMON SHARE .....................       8,287,268
                                                     ===========

        The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                     Series A
                                                  Nonconvertible
                                                 Preferred Stock           Common Stock
                                               --------------------  -------------------------
                                                 Shares     Amount      Shares        Amount
                                               ----------  --------  ------------  -----------
BALANCE, INCEPTION -- (JUNE 17,
 1994) ......................................        --     $   --     6,000,000    $  6,000
 Net Loss ...................................        --         --            --          --
                                                -------     ------     ---------    --------
BALANCE, DECEMBER 31, 1994 ..................        --         --     6,000,000       6,000
 Recapitalization by issuance of Common
  Stock to Enzymatics, Inc. (Note 2) ........        --         --       523,268      59,233
 Issuance of Common Stock options to
  former sole director of Enzymatics,
  Inc. to satisfy an Enzymatics, Inc.
  liability (Note 2) ........................        --         --            --          --
 Issuance of Series A Nonconvertible
  Preferred Stock in connection with
  assignment of research and license
  agreements (Note 2) .......................   200,000      2,000            --          --
 Issuance of Common Stock through
  private Placements, net of issuance
  expenses of $50,000 (Note 2) ..............        --         --     1,114,000      11,140
 Issuance of Common Stock options
  (Note 2) ..................................        --         --            --          --
 Net loss ...................................        --         --            --          --
                                                -------     ------     ---------    --------
BALANCE, DECEMBER 31, 1995 ..................   200,000      2,000     7,637,268      76,373
 Issuance of Common Stock (Note 2) ..........        --         --     1,300,000      13,000
 Issuance of Common Stock warrants
  (Note 6) ..................................        --         --            --          --
 Net loss ...................................        --         --            --          --
                                                -------     ------     ---------    --------
BALANCE, DECEMBER 31, 1996 ..................   200,000      2,000     8,937,268      89,373
 Exercise of private placement warrants .....        --         --     1,124,000      11,240
 Issuance of Common Stock warrants ..........        --         --            --          --
 Issuance of Common Stock options ...........        --         --            --          --
 Issuance of Common Stock and warrants
  in connection with 1997 Sponsored
  Research Agreement (Note 4) ...............        --         --       200,000       2,000
 Exercise of Common Stock options and
  warrants ..................................        --         --        41,000         410
 Net loss ...................................        --         --            --          --
                                                -------     ------     ---------    --------
BALANCE, DECEMBER 31, 1997 ..................   200,000      2,000    10,302,268     103,023
 Exercise of private placement warrants .....        --         --           675           7
 Exercise of Common Stock options and
  public warrants ...........................        --         --        10,000         100
 Issuance of Common Stock warrants
  (Note 6) ..................................        --         --            --          --
 Net loss ...................................        --         --            --          --
                                                -------     ------    ----------    --------
BALANCE, DECEMBER 31, 1998 ..................   200,000     $2,000    10,312,943    $103,130
                                                =======     ======    ==========    ========

                                                                   Deficit
                                                                 Accumulated
                                                Additional          During             Total
                                                  Paid-In        Development       Shareholders'
                                                  Capital           Stage         Equity (Deficit)
                                              --------------  -----------------  -----------------
BALANCE, INCEPTION -- (JUNE 17,
 1994) ......................................   $        --      $         --       $     6,000
 Net Loss ...................................            --                --                --
                                                -----------      ------------       -----------
BALANCE, DECEMBER 31, 1994 ..................            --                --                --
 Recapitalization by issuance of Common
  Stock to Enzymatics, Inc. (Note 2) ........      (243,393)               --          (184,160)
 Issuance of Common Stock options to
  former sole director of Enzymatics,
  Inc. to satisfy an Enzymatics, Inc.
  liability (Note 2) ........................       140,000                --           140,000
 Issuance of Series A Nonconvertible
  Preferred Stock in connection with
  assignment of research and license
  agreements (Note 2) .......................       348,000                --           350,000
 Issuance of Common Stock through
  private Placements, net of issuance
  expenses of $50,000 (Note 2) ..............     2,166,860                --         2,178,000
 Issuance of Common Stock options
  (Note 2) ..................................         9,950                --             9,950
 Net loss ...................................            --        (3,072,661)       (3,072,661)
                                                -----------      ------------       -----------
BALANCE, DECEMBER 31, 1995 ..................     2,421,417        (3,083,782)         (583,992)
 Issuance of Common Stock (Note 2) ..........     5,492,928                --         5,505,928
 Issuance of Common Stock warrants
  (Note 6) ..................................        25,000                --            25,000
 Net loss ...................................            --        (1,768,995)       (1,768,995)
                                                -----------      ------------       -----------
BALANCE, DECEMBER 31, 1996 ..................     7,939,345        (4,852,777)        3,177,941
 Exercise of private placement warrants .....     3,929,560                --         3,940,800
 Issuance of Common Stock warrants ..........       528,985                --           528,985
 Issuance of Common Stock options ...........       216,000                --           216,000
 Issuance of Common Stock and warrants
  in connection with 1997 Sponsored
  Research Agreement (Note 4) ...............     3,118,329                --         3,120,329
 Exercise of Common Stock options and
  warrants ..................................        80,590                --            81,000
 Net loss ...................................            --        (5,927,718)       (5,927,718)
                                                -----------      ------------       -----------
BALANCE, DECEMBER 31, 1997 ..................    15,812,809       (10,780,495)        5,137,337
 Exercise of private placement warrants .....         2,356                --             2,363
 Exercise of Common Stock options and
  public warrants ...........................         2,800                --             2,900
 Issuance of Common Stock warrants
  (Note 6) ..................................       234,916                --           234,916
 Net loss ...................................            --        (2,793,842)       (2,793,842)
                                                -----------      ------------       -----------
BALANCE, DECEMBER 31, 1998 ..................   $16,052,881      $(13,574,337)      $ 2,583,674
                                                ===========      ============       ===========

        The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                                          Period from
                                                                                                           Inception
                                                       Year Ended December 31,                          (June 17, 1994)
                                                 -----------------------------------                           to
                                                       1998              1997              1996         December 31, 1998
                                                 ----------------  ----------------  ----------------  ------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss ...................................     $(2,793,842)      $(5,927,718)      $(1,768,995)      $(13,574,337)
  Depreciation ...............................          27,879            27,398            10,926             67,232
 Issuance of Common Stock options and
  warrants for services ......................         330,575           316,000            25,000            505,197
 Issuance of Common Stock and warrants
  as consideration in connection with
  amended research and license
  agreements .................................              --         3,120,329                --          3,120,329
 Acquired in-process technology ..............              --                --                --            350,000
  Adjustments to reconcile net loss to
   net cash used in operating activities:
 (Increase) decrease in assets:
  Contract research receivables ..............         (33,575)          (88,366)               --           (121,941)
  Receivable from related party ..............          51,906           (51,906)               --                ---
  Other current assets .......................         (23,754)          (30,715)          (59,091)            62,768
  Deposits ...................................         (22,000)           17,346           (93,419)           (98,073)
 Increase (decrease) in liabilities:
  Accounts payable and accrued
   expenses ..................................         215,080           175,934          (379,394)           451,160
  Payable to related parties .................              --                --          (105,476)           250,000
                                                   -----------       -----------       -----------       ------------
   Net cash used in operating activities            (2,247,731)       (2,441,698)       (2,370,449)        (8,987,665)
                                                   -----------       -----------       -----------       ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES: .................................                                                                     --
 Purchases of equipment ......................         (26,689)          (23,287)          (67,294)          (123,443)
 Purchases of short-term investments .........        (270,932)       (5,019,570)       (2,430,000)        (7,720,502)
 Proceeds from sale of short-term
  investments ................................       4,283,000         2,910,000                --          7,193,000
                                                   -----------       -----------       -----------       ------------
   Net cash provided by (used) in
     investing activities ....................       3,985,379        (2,132,857)       (2,497,294)          (650,945)
                                                   -----------       -----------       -----------       ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of Common
  Stock and warrants .........................           5,263         4,021,800         5,505,928         11,466,991
                                                   -----------       -----------       -----------       ------------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ............................       1,742,911          (552,755)          638,185          1,828,381
CASH AND CASH EQUIVALENT,
 BEGINNING OF PERIOD .........................          85,470           638,225                40                 --
                                                   -----------       -----------       -----------       ------------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD: ..................................     $ 1,828,381       $    85,470       $   638,225       $  1,828,381
                                                   ===========       ===========       ===========       ============

        The accompanying notes are an integral part of these statements.

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND

     Universal Display Corporation (the "Company"), a development-stage company, is engaged in the research and development and commercialization of organic light emitting diode ("OLED") technology for potential flat panel display applications.

     The Company, formerly known as Enzymatics, Inc. ("Enzymatics"), was incorporated under the laws of the Commonwealth of Pennsylvania on April 24, 1985 and commenced its current business activities on August 1, 1994. The New Jersey corporation formerly known as Universal Display Corporation ("UDC") was incorporated under the laws of the State of New Jersey on June 17, 1994. See
Note 2.

     Research and development of the OLED technology is being conducted at the Advanced Technology Center for Photonics and Optoelectronic Materials at Princeton University and at the University of Southern California ("USC") (on a subcontract basis with Princeton University), pursuant to a Sponsored Research Agreement dated August 1, 1994, as amended (the "1994 Sponsored Research Agreement"), originally between the Trustees of Princeton University ("Princeton University") and American Biomimetics Corporation ("ABC"), a privately held Pennsylvania corporation and affiliate of the Company. In October 1997, the Company entered into a new 5-year Sponsored Research Agreement with Princeton University and USC (the "1997 Sponsored Research Agreement") for research and development of the OLED technology. (See Note 4). Pursuant to a license agreement dated August 1, 1994 (the "1994 License Agreement") between Princeton University and ABC, assigned to the Company by ABC in June 1995, the Company has a worldwide exclusive license to manufacture and market products based on Princeton University's pending patent application relating to the OLED technology and the right to obtain a similar license to inventions conceived or discovered under the 1994 Sponsored Research Agreement and to sublicense such rights. In October 1997, the Company amended the 1994 License Agreement (the "1997 Amended License Agreement") to modify certain terms of the license (See Note 4). The Company's Chairman and Chief Executive Officer holds similar positions in ABC, a company which is controlled by members of his family. See Notes 2 and 8.

     The Company is a development-stage entity with no significant operating activity to date. Expenses incurred have primarily been in connection with research and development funding, obtaining financing and administrative activities. The developmental nature of the activities is such that significant inherent risks exist in the Company's operations. To the extent that Princeton University's research efforts do not result in the development of commercially viable applications for the OLED technology, the Company will not have any meaningful operations. Even if a product incorporating the OLED technology is developed and introduced into the marketplace, additional time and funding may be necessary before significant revenues are realized. Completion of the commercialization of the Company's technology will require funds substantially greater than the Company currently has available. Notwithstanding the risks discussed above, the Company anticipates, based on management's internal forecasts and assumptions relating to its operations, that it requires funds in addition to its current cash and short-term investments to meet its obligations for at least 1999, the current fiscal year. There is no assurance that such financing will be available to the Company, on commercially reasonable terms or at all. Also, while the Company funds the OLED technology research, the scope of and technical aspects of the research and the resources and efforts directed to such research is subject to the control of Princeton University and the principal investigators. Accordingly, the Company's success is dependent on the efforts of Princeton University and the principal investigators. The 1997 Sponsored Research Agreement provides that if certain of the principal investigators are unavailable to continue to serve as principal investigators, because such persons are no longer associated with Princeton University or otherwise, and successors acceptable to both the Company and Princeton University are not available, the 1997 Sponsored Research Agreement will terminate.

2. LIQUIDITY AND SUBSEQUENT EVENT:

     As of December 31, 1998, the Company has an accumulated deficit of $13,574,337. In addition, the Company has incurred losses since its inception and is subject to those risks associated with companies in the

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


2. LIQUIDITY AND SUBSEQUENT EVENT:  -- (Continued)

early stages of development. The completion of the commercialization of the Company's technology will require funds substantially greater than the Company currently has available. As of April 15, 1999, 1,241,625 of the Company's public warrants were exercised, generating proceeds of approximately $4,000,000. The Company is currently working on other alternatives, including the private sale of equity, to raise additional funds. However, management believes that the proceeds from the exercise of the public warrants together with available cash and short-term investments will provide sufficient funds to maintain operations through 1999.

3. STOCK TRANSACTIONS, MERGER, RECAPITALIZATION AND PUBLIC
     OFFERING

     On June 22, 1995, a wholly-owned subsidiary of the Company consummated an Agreement and Plan of Reorganization ("Merger Agreement") with a New Jersey corporation formerly known as Universal Display Corporation (herein referred to as "UDC"). At the time of the merger, UDC was engaged in the business which is currently being conducted by the Company. Prior to the merger, the Company was known as Enzymatics, an inactive Pennsylvania corporation, and was engaged in a business separate from and unrelated to that of UDC. Enzymatics had incurred significant losses since its inception in 1985 and, notwithstanding a public offering, failed to find significant alternative sources of financing to enable it to continue its operations on any scale. In June 1994, the shareholders of Enzymatics approved the sale of substantially all of its assets to a third party. Management of UDC concluded that merging with a former publicly traded company, and acquiring access to its shareholder base, would facilitate its ability to raise additional capital in the private or public markets. Management of UDC determined that such additional capital would be necessary to fulfill its financial obligations under the Transfer Agreement (as herein defined) pursuant to which it obtained certain rights and obligations related to the OLED technology, obtain funds to commercialize the OLED technology, fund the acquisition of additional intellectual property rights useful to the OLED technology and to fund working capital. As of June 22, 1995, Enzymatics had 523,268 shares issued and outstanding (after giving effect to a reverse stock split of 10.9672) which were not actively traded. Pursuant to the Merger Agreement, the former Enzymatics shareholders received 523,268 shares of the merged entity's Common Stock. Additionally, Nachman, Hays & Associates (NHA), a consulting firm, received options to purchase 84,234 shares of the merged entity's Common Stock at an exercise price of $.29 per share (see Note 6) as payment of NHA's consulting services in connection with the wind-down of Enzymatics. These options were issued to satisfy a liability which was reflected on the balance sheet of Enzymatics on the date of the merger. The sole director of Enzymatics, is also a principal of NHA.

     The merger was treated, for accounting purposes, as a recapitalization of UDC whereby UDC issued 523,268 shares of Common Stock to the Enzymatics shareholders and assumed Enzymatics shareholders' deficit of $184,160. The assets and liabilities of both companies have been recorded at their historical book values in these financial statements. The assets of Enzymatics consisted of cash and its liabilities consisted of payables related to the merger and other professional fees.

     Upon consummation of the merger, UDC's shareholders collectively owned approximately 92% of the outstanding shares of the merged entity, with the former Enzymatics shareholders retaining the balance of approximately 8%. UDC was the surviving corporation in the merger, changed its name to UDC, Inc., and, as a result of the merger, became a wholly-owned subsidiary of Enzymatics. At the effective time of the merger, Enzymatics changed its name to Universal Display Corporation. Universal Display Corporation and its wholly owned subsidiary, UDC, Inc., are herein referred to collectively as the "Company."

     Contemporaneous with the merger, the Company and ABC entered into a Technology Transfer Agreement dated June 22, 1995 (the "Transfer Agreement") pursuant to which, among other things, ABC assigned the 1994 License Agreement to the Company, and granted to the Company an exclusive worldwide sublicense to patents and other intellectual property rights to display technology developed under a Sponsored Research

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)


3. STOCK TRANSACTIONS, MERGER, RECAPITALIZATION AND PUBLIC
     OFFERING  -- (Continued)

Agreement dated October 22, 1993 between ABC and Princeton University (the "1993 Sponsored Research Agreement") in exchange of (i) reimbursement of ABC's scheduled payments and expenses previously made to Princeton University under the 1994 Sponsored Research Agreement in the amount of $674,000 and a payment of $500,000 for the sublicense under the 1993 Sponsored Research Agreement which were charged to research and development expense (see Notes 3 and 4);
(ii) the Company's assumption of ABC's obligation to pay all future scheduled payments under the 1994 Sponsored Research Agreement, which were approximately $1,610,000, plus expenses related thereto estimated to be $500,000 for a total of $2,110,000; and (iii) 200,000 shares of the Company's Series A Nonconvertible Preferred Stock (see Notes 3 and 6) with a fair value of $350,000.

     Also, contemporaneous with the merger, the Company sold 781,500 units ("Units") at a price of $2.00 per Unit, in a private placement, which generated proceeds of $1,513,000, net of offering expenses in the amount of $50,000. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $3.50 per share. Additionally, 125,000 Units with a fair value of $250,000, based upon the price of the Units, were transferred to a non-affiliate debt holder of ABC to satisfy $250,000 of ABC's outstanding debt. Therefore, the Company had a receivable of this amount from ABC. Accordingly, ABC netted this $250,000 receivable against the Company's payable to related parties account as shown on the accompanying Consolidated Balance Sheets (see Note 8). In addition, on July 17, 1995, the Company sold an additional 207,500 Units which generated gross proceeds of $415,000.

     On April 11, 1996, the Company consummated a public offering of 1,300,000 shares of Common Stock at a price of $5.00 per share and redeemable warrants to purchase 1,495,000 shares of Common Stock at an exercise price of $3.50 per share, at a price of $.10 per warrant. The Company received net cash proceeds of $5,282,665 from the public offering (excluding $223,263 representing a portion of the offering expenses previously charged to general and administration expenses).

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements include the accounts of Universal Display Corporation and its wholly-owned subsidiary, UDC, Inc. (see Note 3). All significant intercompany transactions and accounts have been eliminated.

Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-term Investments

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Investments are carried at market value, and at December 31, 1997, were classified as short-term investments. In 1998, all of the Company's investments that were classified as available for sale pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115) were sold. At December 31, 1997, unrealized holding

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

gains or losses were not material. The gross proceeds from sales and maturities of investments were $4,283,000 and $2,910,000 for the year ended December 31, 1998 and 1997, respectively. Gross realized gains and losses for the year ended December 31, 1998 and 1997 were not material. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

     Cash, cash equivalents and short-term investments consisted of the following:

                                                            December 31
                                                     --------------------------
                                                       1998             1997
                                                     ----------      ----------
Cash and cash equivalents:
 Money market funds and demand accounts .........    $1,828,381      $   85,470
                                                     ==========      ==========
Short-term investments:
 Certificates of deposit ........................    $  527,502      $2,622,014
 Corporate bonds ................................            --       1,917,556
                                                     ----------      ----------
                                                     $  527,502      $4,539,570
                                                     ==========      ==========

Property and Equipment

     Property and equipment are stated at cost and depreciated on a straight-line basis over 3 to 7 years.

Net Loss Per Common Share

     The Company applies Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share" to compute net loss per share. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the face of the Statements of Operations. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise of conversion of securities into common stock. For the years ended December 31, 1998, 1997 and 1996 the effects of the exercise of outstanding stock options and warrants were excluded from the calculation of diluted EPS because their effect was antidilutive.

Comprehensive Income

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presenting comprehensive income and its components in a full set of general-purpose financial statements that is presented with equal prominence as other financial statements. SFAS 130 became effective for fiscal years beginning after December 15, 1997 and was adopted by the Company in 1998. As the Company had no other comprehensive income items, SFAS No. 130 had no effect on the Company's financial statement disclosures.

Segment Reporting

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. As the Company operates in one reportable segment, SFAS No. 131 had no effect on the Company's financial statements.

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

Contract Research Revenue

     Contract research revenues are recognized as the related expenses are incurred.

Research and Development

     Expenditures for research and development are charged to operations as incurred. Research and development expenses consist of the following:

                                                           Year Ended            Year Ended          Year Ended
                                                       December 31, 1998     December 31, 1997    December 31, 1996
                                                      -------------------   -------------------  ------------------
Payments made to Princeton University and to
 University of Southern California under the 1997
 Sponsored Research Agreement (See Note 5) .........       $  125,842           $       --            $     --
Payments made to Princeton University under the
 1994 Sponsored Research Agreement
 (See Note 3) ......................................               --              347,374             713,815
Patent application expenses ........................          630,929              715,406             234,753
Issuance of 200,000 shares of the Company's
 Common Stock and warrants to purchase 250,000
 shares of Common Stock under the 1997
 Sponsored Research Agreement (See Note 4) .........               --            3,120,329                  --
Other Expenses .....................................          662,623               24,789                  --
                                                           ----------           ----------            --------
                                                           $1,419,394           $4,207,898            $948,568
                                                           ==========           ==========            ========

Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS No. 109 requires the liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

5. SPONSORED RESEARCH AGREEMENT WITH PRINCETON UNIVERSITY

     On October 9, 1997, the Company entered into a new 5-year Sponsored Research Agreement (the "1997 Sponsored Research Agreement"), with Princeton University and entered into an Amended License Agreement with Princeton University and USC amending its 1994 License Agreement with Princeton University (the "1997 Amended License Agreement"). The 1997 Sponsored Research Agreement continues and expands the sponsored research which commenced in 1994 under which the Company funds additional research and development work at Princeton University (and at USC under a subcontract with Princeton University) in OLED technology. The 1997 Sponsored Research Agreement requires the Company to pay up to $4.4 million commencing on July 31, 1998 through July 31, 2002, which period is subject to extension. The amounts due to Princeton University will be expensed when paid by the Company. Under the 1997 License Agreement, the Company has the exclusive worldwide license to manufacture and market products, and to sublicense those rights, based on Princeton University's and USC's pending patent applications relating to the OLED technology and conceived under the 1994 and 1997 Sponsored Research Agreements. The Company is

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

5. SPONSORED RESEARCH AGREEMENT WITH PRINCETON UNIVERSITY  -- (Continued)

required to pay Princeton University a royalty in the amount of 3% of the Company's net sales of products utilizing the OLED technology. In circumstances where the Company sublicenses the OLED technology (except to affiliates), the royalty required to be paid by the Company was reduced in the 1997 License Agreement from 50% to 3%. These royalty rates are subject to upward adjustments under certain conditions. In connection with the 1997 License Agreement and Sponsored Research Agreement, in October 1997, the Company has issued 140,000 common shares and 175,000 warrants to purchase Common Stock to Princeton University as well as 60,000 common shares and 75,000 warrants to purchase Common Stock to the University of Southern California. The Company recorded a charge of $3,120,329 related to the issuance of the Common Stock and warrants to purchase Common Stock. The value of the warrants was determined in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." This charge is included in research and development expenses in the accompanying Consolidated Statement of Operations.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                        December 31, 1998     December 31, 1997
                                       -------------------   ------------------
Accrued professional fees ..........        $158,150              $156,857
Other ..............................         337,170               123,383
                                            --------              --------
                                            $495,320              $280,240
                                            ========              ========

7. SERIES A NONCONVERTIBLE PREFERRED STOCK, STOCK OPTIONS AND
     WARRANTS:

Series A Nonconvertible Preferred Stock

     In 1995, the Company issued 200,000 shares of Series A Nonconvertible Preferred Stock ("Series A") to ABC (See Notes 3 and 4), which has a liquidation value of $7.50 per share. Series A holders, as a single class, have the right to elect two of the Company's Board of Directors. The holders of Series A shares are entitled to one vote per share on matters which shareholders are generally entitled to vote. The Series A holders are not entitled to any dividends.

     The 200,000 shares of the Company's Series A Nonconvertible Preferred Stock that were issued in 1997, were valued at $1.75 per share which was based upon an independent appraisal.

Stock Options

Enzymatics 1992 Stock Option Plan

     The stock options granted prior to the merger by Enzymatics under the 1992 Stock Option Plan and which have been assumed by the Company and after giving effect to the reverse stock split, were converted into options to purchase 20,538 shares of Common Stock of the Company at exercise prices ranging from $11.74 to $29.61 per share. All of such options are currently exercisable and expired on December 31, 1998.

1995 Stock Option Plan

     In 1995, the directors of the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), under which a maximum of 500,000 options may be granted at prices not less than 100% of the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. In 1997, the Shareholders

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

7. SERIES A NONCONVERTIBLE PREFERRED STOCK, STOCK OPTIONS AND
     WARRANTS:  -- (Continued)

approved the Plan to increase the number of Common shares reserved for the 1995 Plan to 800,000 options. In 1998, the Shareholders approved the Plan to increase the number of Common shares reserved for the 1995 Plan to 1,200,000 options. The 1995 Plan provides for the granting of both incentive and nonqualified stock options to employees, officers, directors and consultants of the Company. The stock options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the grant date.

     In June 1995, the Company granted options to purchase 70,000 shares of Common Stock to an officer of the Company at an exercise price of $2.00 per share, which approximated the fair market value of the Common Stock at the grant date. These options vest as follows: 20,000 options vested immediately upon grant with the remaining 50,000 options vesting in equal amounts over three years. Accordingly, as of December 31, 1998, 70,000 options were exercisable. These options expire in 2005. In addition, in June 1995, the Company granted options to purchase 5,000 shares of Common Stock to the same officer of the Company at an exercise price of $.01 per share, all of which were exercised in October 1997. These options vested on the grant date. The Company recorded a charge of $9,950, which represents the difference between the deemed value of the Common Stock for accounting purposes and the exercise price of the options at the grant date. This charge is included in general and administrative expenses in the accompanying Consolidated Statements of Operations.

     In 1995, the Company granted nonqualified stock options to three principal investigators who are conducting research under the 1994 Sponsored Research Agreement and the 1993 Sponsored Research Agreement. The Company granted options to purchase an aggregate of 240,000 shares of Common Stock to the three principal investigators at an exercise price of $4.00 per share, which approximated the fair market value of the Common Stock at the grant date. These options vest as follows: 33% at the grant date with the remaining 67% vesting over two years. Accordingly, as of December 31, 1998, options to purchase 240,000 shares of Common Stock were exercisable. These options expire in 2005.

     In 1996, the Company granted nonqualified stock options to two employees and one consultant. The Company granted options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $4.12 per share, which was the fair market value of the Common Stock at the date of grant. These options vest as follows: 10,000 shares at the grant date with the remaining 20,000 shares vesting over 5 years. During 1997, 6,000 of these options were forfeited when an employee left the Company. As of December 31, 1998, options to purchase 9,000 shares of Common Stock were exercisable. These options expire in 2006.

     In 1997, the Company granted incentive and nonqualfied stock options to several employees, officers, and principal investigators. The Company granted options to purchase an aggregate of 271,500 shares of Common Stock at exercise prices ranging from $4.06 to $5.25 per share, which was the fair market value of the Common Stock at the date of grant. These options vest either immediately upon grant or over a five year period. As 55,000 of these options were granted to non-employee principal investigators, the Company recorded a charge of $216,000, which represents the value of the options as determined in accordance with SFAS 123. This charge included general and administrative expenses in the accompanying Consolidated Statements of Operations. As of December 31, 1998, options to purchase 233,300 shares of Common Stock were exercisable. These options expire in 2007.

     In 1998, the Company granted nonqualified stock options to several employees. The Company granted options to purchase an aggregate of 242,047 shares of Common Stock at exercise prices ranging from $3.75 to $6.22 per share, which was the fair market value of the Common Stock at the date of grant. These options vest either immediately upon grant or over a five year period. As of December 31, 1998, options to purchase 181,417 shares of Common Stock were exercisable. These options expire in 2008.

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

7. SERIES A NONCONVERTIBLE PREFERRED STOCK, STOCK OPTIONS AND
   WARRANTS:  -- (Continued)

Other Options

     In connection with NHA's services relative to consummation of the merger discussed in Note 2, in June 1995, the Company granted options to purchase 84,234 shares of Common Stock at an exercise price of $.29 per share to NHA. These options were used to satisfy a liability reflected on the balance sheet of Enzymatics on the date of the merger. These options vested 100% upon grant and 15,000 were exercised in 1997. Accordingly, as of December 31, 1998, 59,234 options were exercisable. These options expire in 2005.

     The following table summarizes all stock option activity:

                                                  1998                              1997
                                    --------------------------------  --------------------------------
                                                   Weighted Average                  Weighted Average
                                                  ------------------                ------------------
                                       Shares       Exercise Price       Shares       Exercise Price
                                    ------------  ------------------  ------------  ------------------
Outstanding at beginning of
 year ............................     690,272         $ 4.17            449,772            $3.72
Granted ..........................     242,047         $ 4.70            271,500            $4.99
Exercised ........................     (10,000)        $ 0.29            (25,000)           $1.00
Forfeited ........................     (14,538)        $20.67             (6,000)           $4.12
                                       -------                           -------
Outstanding at end of year .......     907,781         $ 4.09            690,272            $4.17
                                       =======                           =======
Exercisable at end of year .......     792,951         $ 4.00            604,006            $4.16
                                       =======                           =======
Available for future grant .......     377,991                           189,500
Weighted average fair value
 of options granted ..............                     $ 3.60                               $3.85
                                                       ======                               =====



                                                1996
                                    ----------------------------
                                                Weighted Average
                                               -----------------
                                      Shares     Exercise Price
                                    ---------  -----------------
Outstanding at beginning of
 year ............................   419,772         $3.69
Granted ..........................    30,000         $4.12
Exercised ........................        --            --
Forfeited ........................        --            --
                                     -------
Outstanding at end of year .......   449,772         $3.72
                                     =======
Exercisable at end of year .......   316,439         $3.80
                                     =======
Available for future grant .......   155,000
Weighted average fair value
 of options granted ..............                   $3.18
                                                     =====

     The weighted average remaining contractual life for options outstanding at December 31, 1998, 1997 and 1996 was 8 years.

Common Stock Warrants

     In connection with the June 22, 1995 private placement and the July 17, 1995 private placement (See Note 3), the Company issued 906,500 warrants and 207,500 warrants, respectively each warrant entitled the holder to purchase one share of Common Stock at an exercise price of $3.50 per share. In 1997, all of these outstanding warrants were exercised.

     On April 11, 1996, the Company consummated a public offering of 1,300,000 shares of Common Stock at a price of $5.00 per share and redeemable warrants to purchase 1,495,000 shares of Common Stock at an exercise price of $3.50 per share. These warrants expire April 12, 1999 (see Note 2). In connection with the public offering, the Company issued warrants to its underwriter to purchase up to 130,000 shares of Common Stock at an exercise price of $8.25 per share and warrants to purchase an additional 130,000 shares of Common Stock at an exercise price of $3.675 per share. In April 1996, the Company issued warrants to third parties to purchase up to 578,000 shares of Common Stock at an exercise price of $4.125 per share.

     In August 1996, the Company granted warrants to purchase 20,000 shares of Common Stock to an individual in exchange for consulting services. These warrants have an exercise price of $6.00 per share, vest immediately, and expire in August 2006. The Company recorded a charge of $25,000, which represents the value of the warrant as determined in accordance with SFAS 123. This charge is included in general and administrative expenses in the accompanying Consolidated Statements of Operations.

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

7. SERIES A NONCONVERTIBLE PREFERRED STOCK, STOCK OPTIONS AND
     WARRANTS:  -- (Continued)

     In April 1996, the Company granted warrants to four employees and one consultant to purchase 925,000 shares of the Company's Common Stock at an exercise price of $4.125 per share, which approximated the fair market value of the Common Stock at the date of grant. These warrants vest at 25% at the date of grant and the remaining 75% over 5 years, provided these employees are employed by the Company on the vesting date. These warrants expire in 2006.

     In 1997, the Company granted warrants to Princeton University and the University of Southern California under the 1997 Sponsored Research Agreement (see Note 5) to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $7.25 per share, which approximated the fair market value of the Common Stock at the date of grant. These warrants vest immediately upon grant and expire in 2007. Also in 1997, the Company granted warrants to consultants to purchase 200,000 shares of Common Stock at an exercise price of $4.80 per share. These warrants vest immediately upon grant and expire in 2002. The Company valued the warrants in accordance with SFAS 123. The warrants will be expensed over the three year consulting period. In 1998 and 1997, the Company recorded a charge of $176,328, $100,000, respectively which is included in general and administrative expenses in the accompanying Consolidated Statement of Operations. The unamortized portion of this charge is recorded as prepaid consulting fee on the accompanying Consolidated Balance Sheet.

     In 1998, the Company granted warrants to two employees and two directors to purchase 400,000 shares of Common Stock at an exercise price of $6.38 per share, which was the fair market value of the Common Stock at the date of grant. These warrants vest immediately and expire in 2008. Also in 1998, the Company granted warrants to two consultants to purchase 125,000 shares of Common Stock at exercise prices ranging from $7.00 to $7.25 per share. Of the 125,000 warrants granted, 25,000 warrants were granted to one consultant which vested immediately. These warrants were valued using the Black- Scholes option pricing model. Accordingly, the Company recorded a charge to record expense in the amount of $113,913, which is included in general and administrative expenses. The remaining 100,000 warrants were granted to another consultant of which 25,000 vested immediately and 75,000 will vest based upon the Company's successful entrance into the Taiwanese market. Only the 25,000 which vested were valued using the Black-Scholes option pricing model. The remaining 75,000 will be valued upon ultimate determination of performance. As the consulting agreement is for a period of three years, the Company is recognizing expense ratably over a three year period. Accordingly, in 1998, the Company recorded a charge of $40,334, which is included in general and administrative expenses. The unamortized portion of this charge is recorded as prepaid consulting fee on the accompanying Consolidated Balance Sheets.

Pro Forma Disclosure for Stock-Based Compensation

     The Company accounts for its employee stock-based compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized other than the $9,950 charge relating to 5,000 options granted to an officer in the Company in 1995. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock based compensation plans consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

7. SERIES A NONCONVERTIBLE PREFERRED STOCK, STOCK OPTIONS AND
     WARRANTS:  -- (Continued)

                               1998               1997               1996
                           ------------       ------------       -----------
Net Loss:
 As Reported .........     $(2,793,842)       $(5,927,718)       $(1,768,995)
 Pro Forma ...........      (5,803,012)        (6,985,174)        (2,432,979)
Net Loss per Share:
 As Reported .........     $      (.27)       $      (.64)       $      (.21)
 Pro Forma ...........     $      (.56)       $      (.75)              (.29)


     The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1998, 1997 and 1996, respectively: risk-free interest rates of 4.7% to 5.7%, 5.9% to 6.7% and 6.6%, expected dividend yields of zero for each year, expected volatility of 81%, 81% and 80% and expected lives of 7 years for each year.

     Because the SFAS 123 method of accounting has not been applied to options and warrants granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

8. RESEARCH CONTRACTS

     Contract research revenue consists of the following:

                                                                         Year Ended           Year Ended
                                                                     December 31, 1998     December 31, 1997
                                                                    -------------------   ------------------
Department of Defense Advanced Research Projects Agency (DARPA)           $190,008              $72,630
New Jersey Commission on Science and Technology (NJCST) .........           94,521               15,736
National Science Foundation (NSF) ...............................           84,265                5,239
                                                                          --------              -------
                                                                          $368,794              $93,605
                                                                          ========              =======

9. RELATED PARTY TRANSACTIONS

     As discussed in Note 3, the Company had a payable to ABC of $1,174,000 (due to the Transfer Agreement) and a receivable from ABC of $250,000 (see Note
3). As of December 31, 1995, the Company had reimbursed ABC the net amount due of $924,000.

     In 1997, the Company shared certain administrative support and office space with Global Photonic Energy Corporation managed by certain officers of the Company and in which certain shareholders have a significant minority interest. The officers of the Company are also the officers of this related company. The Company charged Global Photonic Energy Corporation $51,906 in 1997 for these services. In 1998, this amount was written off, as the balance was deemed uncollectible. The charge for the write-off was included in selling, general and administrative expense in the accompanying Consolidated Statements of Operations.

     In 1998, there were no related party transactions.

                         UNIVERSAL DISPLAY CORPORATION
                         (a development-stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

10. COMMITMENTS

Lease Commitments

     The Company has several operating lease arrangements for office space and office equipment. Total rent expense was $91,467 and $78,078 for the year ended December 31, 1998 and 1997, respectively. Minimum future rental payments for operating leases as of December 31, 1998 are as follows:

                      Year                      Amount
                      ----                      ------
                      1999                     $220,089
                      2000                     $216,698
                      2001                     $167,049
                      2002                     $132,000
                      2003                     $132,000
                                               --------
                                               $867,836
                                               ========

11. INCOME TAXES

     The components of income taxes are as follows:

                                                     December 31, 1998    December 31, 1997    December 31, 1996
                                                    -------------------  -------------------  ------------------
Current ..........................................      $      --           $        --           $      --
Deferred .........................................       (484,848)           (2,015,424)           (601,344)
                                                        ---------           -----------           ---------
                                                         (484,848)           (2,015,424)           (601,344)
Increase in valuation allowance provision ........       (484,848)          $ 2,015,424           $ 601,344
                                                        ---------           -----------           ---------
                                                        $      --           $        --           $      --
                                                        =========           ===========           =========

     The difference between the Company's federal statutory income tax rate and its effective income tax rate is primarily due to non-deductible expenses and the valuation allowance.

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $6,120,000, which will begin to expire in 2010. The net operating loss carryforwards differ from the accumulated deficit principally due to the timing of the recognition of certain expenses. In accordance with the Tax Reform Act of 1986, the net operating loss carryforwards could be subject to certain limitations.

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                               December 31, 1998     December 31, 1997
                                              -------------------   ------------------
Gross deferred tax assets
 Net operating loss carryforwards .........       $ 2,080,146           $ 2,051,418
 Capitalized start-up costs ...............         1,557,836             1,192,472
 Capitalized technology license ...........           170,000               170,000
 Other ....................................           259,786               169,030
                                                  -----------           -----------
                                                    4,067,768             3,582,920
Valuation allowance .......................       $(4,067,768)          $(3,582,920)
                                                  -----------           -----------
Net deferred tax assets ...................                --                    --
                                                  ===========           ===========

     A valuation allowance was established for 100% of the net deferred tax asset, since the Company has incurred substantial operating losses and expects additional losses in 1999. The Company's management has concluded that the realizability of the deferred tax assets is uncertain.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                          CONSOLIDATED BALANCE SHEETS

                                                                          March 31, 1999
                                                                            (unaudited)
                                ASSETS                                   ----------------
CURRENT ASSETS:
 Cash and cash equivalents (See Note 2) ..............................     $  1,357,848
 Short-term investments (See Note 2) .................................          527,502
 Contract research receivables .......................................          152,085
 Prepaid consulting fee ..............................................          332,410
 Other current assets ................................................           83,328
                                                                           ------------
    Total current assets .............................................        2,453,173
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $69,875 and $67,233 .................................................           56,957
DEPOSITS .............................................................          138,073
                                                                           ------------
    Total assets .....................................................     $  2,648,203
                                                                           ============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES: .................................................
 Accounts payable and accrued expenses ...............................     $    312,757
                                                                           ------------
SHAREHOLDERS' EQUITY .................................................
 Preferred Stock, par value $0.01 per share, 5,000,000 shares autho-
   rized, 200,000 shares designated ..................................
 Series A Nonconvertible Preferred Stock, par value $.01 per share,
   200,000 issued and outstanding (liquidation value of $ 1,500,000)              2,000
 Common Stock, par value $.01 per share, 25,000,000 shares autho-
   rized, 10,411,697 and 10,312,943 issued and outstanding ...........          104,117
 Additional paid-in capital ..........................................       16,397,532
 Deficit accumulated during development-stage ........................      (14,168,203)
                                                                           ------------
 Total shareholders' equity ..........................................        2,335,446
                                                                           ------------
 Total liabilities and shareholders' equity ..........................     $  2,648,203
                                                                           ============


       The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                                        Period from Inception
                                                          Three Months Ended             (June 17, 1994) to
                                                               March 31,                   March 31, 1999
                                                   ---------------------------------   ----------------------
                                                         1999              1998
                                                   ---------------   ---------------
REVENUE:
 Contract research revenue .....................     $   117,233       $    98,977          $    579,632
                                                     -----------       -----------          ------------
OPERATING EXPENSES:
 Research and development (See Note 3) .........         341,708           117,633             8,991,307
 General and administrative ....................         389,490           360,216             6,258,878
                                                     -----------       -----------          ------------
   Total operating expenses ....................         731,198           477,849            15,250,185
                                                     -----------       -----------          ------------
   Operating loss ..............................        (613,965)         (378,872)          (14,670,553)
INTEREST INCOME ................................          20,099            57,764               502,350
                                                     -----------       -----------          ------------
NET LOSS .......................................     $  (593,866)      $  (321,108)         $(14,168,203)
                                                     -----------       -----------          ------------
BASIC AND DILUTED NET LOSS PER
 COMMON SHARE ..................................     $      (.06)      $      (.03)
                                                     -----------       -----------
WEIGHTED AVERAGE SHARES USED IN
 COMPUTING BASIC AND DILUTED
 NET LOSS PER COMMON SHARE .....................      10,324,455        10,303,601
                                                     ===========       ===========

        The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                    Three Months              Period from Inception
                                                                   Ended March 31,             (June 17, 1994) to
                                                                1999             1998            March 31, 1999
                                                           --------------   --------------   ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss ..............................................     $ (593,866)       $(321,108)         $(14,168,203)
 Depreciation ..........................................          2,642            7,898                69,875
 Issuance of Common Stock options and warrants .........             --               --               585,866
 Issuance of Common Stock and warrants in
   connection with amended research and license
   agreements ..........................................             --               --             3,120,329
 Acquired in-process technology ........................             --               --               350,000
 Adjustments to reconcile net loss to net cash used
   in operating activities:
 (Increase) decrease in assets:
   Contract research receivables .......................        (30,144)         (64,312)             (152,085)
   Other current assets ................................         31,148           (3,459)               13,247
   Deposits ............................................        (40,000)              --              (138,073)
 Increase (decrease) in liabilities:
   Accounts payable and accrued expenses ...............       (182,564)          93,176               268,596
   Payable to related parties ..........................             --               --               250,000
                                                             ----------        ---------          ------------
    Net cash used in operating activities ..............       (812,784)        (474,157)           (9,800,448)
                                                             ----------        ---------          ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equipment ................................         (3,388)          (2,964)             (126,831)
 Purchases of short-term investments ...................             --               --            (7,720,502)
 Proceeds from sale of short-term investments ..........             --          666,353             7,193,000
                                                             ----------        ---------          ------------
    Net cash used in investing activities ..............         (3,388)         663,389              (654,334)
                                                             ----------        ---------          ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of Common Stock ................        345,639            2,900            11,812,630
                                                             ----------        ---------          ------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...........................................       (470,533)         192,132             1,357,848
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD .............................................      1,828,381           85,470                    --
                                                             ----------        ---------          ------------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD ................................................     $1,357,848        $ 277,602          $  1,357,848
                                                             ----------        ---------          ------------

        The accompanying notes are an integral part of these statements.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1. -- BACKGROUND

     Universal Display Corporation (the "Company"), a development-stage company, is engaged in the research and development and commercialization of organic light emitting diode ("OLED") technology for flat panel display applications.

     The Company, formerly known as Enzymatics, Inc. ("Enzymatics"), was incorporated under the laws of the Commonwealth of Pennsylvania on April 24, 1985 and commenced its current business activities on August 1, 1994. UDC Inc., a wholly-owned subsidiary of the Company and a New Jersey corporation, formerly known as Universal Display Corporation ("UDC"), was incorporated under the laws of the State of New Jersey on June 17, 1994.

     Research and development of the OLED technology is being conducted at the Advanced Technology Center for Photonics and Optoelectronic Materials at Princeton University and at the University of Southern California ("USC") (on a subcontract basis with Princeton University), pursuant to a Sponsored Research Agreement dated August 1, 1994, as amended (the "1994 Sponsored Research Agreement"), originally between the Trustees of Princeton University ("Princeton University") and American Biomimetics Corporation ("ABC"), a privately held Pennsylvania corporation and affiliate of the Company. In October 1997, the Company entered into a new 5-year Sponsored Research Agreement (the "1997 Sponsored Research Agreement") for OLED technology (see
Note 3). Pursuant to a license agreement dated August 1, 1994 (the "1994 License Agreement") between Princeton University and ABC, assigned to the Company by ABC in June 1995, the Company has a worldwide exclusive license to manufacture and market products based on Princeton University's pending patent application relating to the OLED technology and the right to obtain a similar license to inventions conceived or discovered under the 1994 Sponsored Research Agreement and to sublicense such rights. In October 1997, the Company amended the 1994 License Agreement (the "1997 Amended License Agreement") in which certain terms were modified (see Note 3). The Company's Chairman and Chief Executive Officer holds similar positions in ABC, a company which is controlled by members of his family.

     The Company is a development-stage entity with no significant operating activity to date. Expenses incurred have primarily been in connection with research and development funding, obtaining financing and administrative activities. The developmental nature of the activities is such that significant inherent risks exist in the Company's operations. Completion of the commercialization of the Company's technology will require funds substantially greater than the Company currently has available. There can be no assurance that such financing will be available to the Company when needed, on commercially reasonable terms or at all. The Company anticipates, based on management's internal forecasts and assumptions relating to its operations, that it has sufficient cash to meet its obligations for at least the next twelve months. To the extent that Princeton University's research efforts do not result in the development of commercially viable applications for the OLED technology, the Company will not have any meaningful operations. Even if a product incorporating the OLED technology is developed and introduced into the marketplace, additional time and funding may be necessary before significant revenues are realized. While the Company funds the OLED technology research, the scope of and technical aspects of the research and the resources and efforts directed to such research is subject to the control of Princeton University and the principal investigators. Accordingly, the Company's success is dependent on the efforts of Princeton University and the principal investigators. The 1997 Sponsored Research Agreement provides that if certain of the principal investigators are unavailable to continue to serve as a principal investigator, because such person is no longer associated with Princeton University or otherwise, and a successor acceptable to both the Company and Princeton University is not available, the 1997 Sponsored Research Agreement will terminate.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)  -- (Continued)

NOTE 2. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES SUMMARY FINANCIAL
           INFORMATION AND RESULTS OF OPERATIONS

INTERIM FINANCIAL INFORMATION

     In the opinion of the Company, the accompanying unaudited Consolidated Financial Statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1999, the results of operations for the three months ended March 31, 1999 and 1998, and the cash flows for the three months ended March 31, 1999 and 1998.

     While the Company believes that the disclosures presented are adequate to make the information not misleading, these Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes in the Company's latest year end financial statements, which were included in the Company's Annual Report Form 10-KSB/A for the year ended December 31, 1998.

PRINCIPLES OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary, UDC, Inc. All significant intercompany transactions and accounts have been eliminated.

MANAGEMENT'S USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Investments are carried at market value, and at March 31, 1999 and December 31, 1998, are classified as short-term investments. At March 31, 1999 and December 31, 1998, all of the Company's investments are classified as available for sale pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115). Therefore, any unrealized holding gains or losses should be presented as a separate component of shareholders' equity. At March 31, 1999 and December 31, 1998, unrealized holding gains or losses were not material.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated on a straight-line basis over 3 years.

NET LOSS PER COMMON SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share", which superscedes APB Opinion No. 15, "Earnings per Share." SFAS 128 requires dual presentation of basic and diluted earnings per share (EPS) for complex capital structures on the face of the Statement of Operations. Basic EPS is computed by dividing income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into Common Stock.

                 UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARY
                         (a development-stage company)

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)  -- (Continued)

NOTE 2. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES SUMMARY FINANCIAL
           INFORMATION AND RESULTS OF OPERATIONS  -- (Continued)

     Options and warrants to purchase Common Stock were outstanding during the three month period ended March 31, 1999 and 1998 are not included in the computation of diluted net loss per share because they are antidilutive.

RESEARCH AND DEVELOPMENT

     Expenditures for research and development expense are charged to operations as incurred.

NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the reporting of comprehensive income in addition to net income from operations. The Company has reviewed SFAS 130 and has determined that for the three months ended March 31, 1999 and 1998, no items meeting the definition of comprehensive income as specified in SFAS 130 existed in the financial statements.

NOTE 3. -- SPONSORED RESEARCH AGREEMENT WITH PRINCETON
           UNIVERSITY

     On October 9, 1997, the Company entered into a new 5-year Sponsored Research Agreement (the "1997 Sponsored Research Agreement), with Princeton University and entered into an Amended License Agreement with Princeton University and USC amending its 1994 License Agreement with Princeton University (the "1997 Amended License Agreement). The 1997 Sponsored Research Agreement continues and expands the sponsored research which commenced in 1994 (the "1994 Sponsored Research Agreement") under which the Company funds additional research and development work at Princeton University (and at USC under a subcontract with Princeton University) in OLED technology. The 1997 Sponsored Research Agreement requires the Company to pay up to $4.4 million commencing on July 31, 1998 through July 31, 2002, which period is subject to extension. The amounts due to Princeton University will be expensed when paid by the Company. Under the 1997 License Agreement, the Company has the exclusive worldwide license to manufacture and market products, and to sublicense those rights, based on Princeton University's and USC's pending patent applications relating to the OLED technology and conceived under the 1994 Sponsored Research Agreement, and to inventions conceived or discovered under the 1997 Sponsored Research Agreement. The Company is required to pay Princeton University a royalty in the amount of 3% of the Company's net sales of products utilizing the OLED technology. In circumstances where the Company sublicenses the OLED technology (except to affiliates), the royalty required to be paid by the Company was reduced from 50% to 3%. These royalty rates are subject to upward adjustments under certain conditions. In connection with the 1997 License Agreement and 1997 Sponsored Research Agreement, in October 1997, the Company issued 140,000 Common Shares and 175,000 warrants to purchase Common Stock to Princeton University as well as 60,000 Common Shares and 75,000 warrants to purchase Common Stock to USC.

NOTE 4. -- LIQUIDITY

     As of March 31, 1999, the Company has an accumulated deficit of $14,168,203. In addition, the Company has incurred losses since its inception and is subject to those risks associated with companies in the early stages of development. The completion of the commercialization of the Company's technology will require funds substantially greater than the Company currently has available. As of April 15, 1999, 1,214,625 of the Company's public warrants were exercised, generating proceeds of approximately $4,000,000. In May 1999, the Company completed a private placement, and issued 1,414,034 shares of common stock and warrants, resulting in net proceeds of approximately $5,300,000.

                       4,458,874 Shares of Common Stock











                                [GRAPHIC OMITTED]


                  ------------------------------------------
                                   PROSPECTUS

                  ------------------------------------------


                                 July __, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers.

              Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

              Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

              Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

              Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

              Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

                  The Registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney `s fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

                  The Registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Item 25.      Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

         SEC Registration fee...........................   $4,610
         Transfer agent and registrar fees..............   $    *
         Printing and engraving fees....................   $    *
         Legal fees.....................................   $    *
         Blue Sky fees and expenses ....................   $    *
         Accounting fees................................   $    *
         Miscellaneous .................................   $    *
         Total.........................................    $    *
*to be filed by amendment

The selling stockholders will not pay any of the expenses of this offering.

Item 26. Recent Sales of Unregistered Securities.

         Since June 1, 1996, the Registrant has issued and sold the following unregistered securities:

         1. On May 15, 1999, the Registrant completed a two-tranche offering of an aggregate of 1,414,034 units, each of which consists of one share of common stock and one warrant to purchase one share of common stock. The Registrant sold the units at a price of $3.75 per unit, and raised a total of $5,302,627.50 from approximately 50 accredited individual and institutional investors. The exercise prices of the warrants underlying the units issued in the first and second tranches of the offering were $4.31 and $4.28, respectively. In connection with the offering, two placement agents received an aggregate of 27,987 shares of common stock and 188,719 warrants to purchase shares of common stock with exercise prices ranging from $4.28 to $4.53.

         2. In 1998, the Registrant granted warrants to two consultants to purchase 125,000 shares of common stock at exercise prices ranging from $7.00 to $7.25 per share. Of these warrants, 25,000 warrants granted to one consultant in June 1998 vested immediately. The remaining warrants were granted to the other consultant in April 1998, 25,000 of which vested immediately and 75,000 will vest upon the Registrant's successful entrance into the Taiwanese market.

         3. In April 1998, the Registrant granted warrants to two employees and two directors to purchase 400,000 shares of common stock at an exercise price of $6.38. These warrants vested immediately and expire in 2008.

         4. In October 1997, the Registrant issued (i) 140,000 shares of common stock and 175,000 warrants to purchase common stock to Princeton University and (ii) 60,000 shares of common stock and 75,000 warrants to purchase common stock to the University of Southern California in connection with the 1997 license agreement and 1997 sponsored research agreement. The warrants have an exercise price of $7.25, vested immediately and expire in 2007.

         5. In July 1997, the Registrant granted warrants to consultants to purchase 200,000 shares of common stock at an exercise price of $4.80. These warrants vested immediately and expire in 2002.

         6. In August 1996, the Registrant granted warrants to purchase 20,000 shares of common stock to an individual in exchange for consulting services. These warrants have an exercise price of $6.00, vested immediately and expire in 2006.

         The Registrant believes that the transactions described in paragraph 1 above were exempt from registration under Rule 506 promulgated under the Securities Act of 1933 because the subject securities were sold to a limited group of persons, each of whom was believed to have been an accredited investor, and was purchased for investment without a view to further distribution. The Registrant believes that the remainder of the transactions described above were exempt from registration under Section 4(2) the Securities Act of 1933 as transactions by an issuer not involving a public offering. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

Item 27. Exhibits.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit       Description
Number
    3.1        Articles of Incorporation of the Company. (Exhibit 3.1) (1)

    3.2        Bylaws of the Company. (Exhibit 3.2) (1)

    4.1        Specimen stock certificate representing the Common Stock. (Exhibit 4.1) (3)

    4.2        Specimen warrant certificate representing the Warrants. (Exhibit 4.2) (3)

    4.3        Form of Public Warrant Agreement. (Exhibit 4.3) (1)

    4.4        Form of Underwriter's Warrant Agreement. (Exhibit 4.4) (1)

    4.5        Statement of Designations and Preferences of Series A Non-Convertible Preferred Stock. (Exhibit
               4.5) (2)

    4.6        Form of Private Placement Warrant.*

    5.1        Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the shares of common stock being registered.*

   10.1        License Agreement dated August 1, 1994 between The Trustees of Princeton University and American
               Biomimetics Corporation. (Exhibit 10.1) (3)

   10.2        Amendment to License Agreement (August 1, 1994) dated April 11, 1995 between the Trustees of Princeton
               University and American Biomimetics Corporation. (Exhibit 10.2) (2)

   10.3        Sponsored Research Agreement dated August 1, 1994 between the Trustees of Princeton University and
               American Biomimetics Corporation. (Exhibit 10.3) (3)

   10.4        Letter Amendment dated May 5, 1995, between the Trustees of Princeton University and American
               Biomimetics Corporation. (Exhibit 10.4) (3)

   10.5        Amendment to Sponsored Research Agreement (August 1, 1994) dated April 18, 1995 between the
               Trustees of Princeton University and American Biomimetics Corporation. (Exhibit 10.5) (2)

   10.6        Technology Transfer Agreement dated June 22, 1995 between American Biomimetics Corporation and
               Universal Display Corporation. (Exhibit 10.6) (2)

   10.7        Assignment and Assumption of License dated June 22, 1995 between American Biomimetics Corporation and Universal Display Corporation. (Exhibit 10.7) (3)

   10.8        Sublicense Agreement and Option dated June 22, 1995 between American Biomimetics Corporation and
               Universal Display Corporation. (Exhibit 10.8) (3)

   10.9        Assignment and Assumption of Agreement dated August 1, 1995 between the Trustees of Princeton
               University and the University of Southern California. (Exhibit 10.9) (2)

   10.10       Subcontract No. 341-4014-1 dated August 16, 1995 between the Trustees of Princeton University and the University of Southern California. (Exhibit 10.10) (3)

   10.11       Assignment of 1994 Sponsored Research Agreement dated November 1, 1995 between American
               Biomimetics Corporation and Universal Display Corporation. (Exhibit 10.11) (2)

   10.12  #    Stock Option Agreement dated as of June 23, 1995 between Universal Display Corporation and Thomas
               D. Hays, III. (Exhibit 10.12) (2)

   10.13  #    Stock Option Agreement dated as of June 23, 1995 between Universal Display Corporation and Harvey
               Nachman. (Exhibit 10.13) (2)

   10.14       Registration Rights Agreement dated as of June 23, 1995 between Universal Display Corporation and
               Thomas D. Hays, III. (Exhibit 10.14) (2)

   10.15       Registration Rights Agreement dated as of June 23, 1995 between Universal Display Corporation and
               Harvey Nachman. (Exhibit 10.15) (2)

   10.16       Form of Registration Rights Agreement between Universal Display Corporation and Certain
               Subscribers to Purchase Common Stock of Universal Display Corporation. (Exhibit 10.16) (2)

   10.17  #    Form of Stock Option Agreement dated as of June 23, 1995 between Universal Display Corporation and
               Sidney D. Rosenblatt. (Exhibit 10.17) (2)

   10.18  #    1992 Stock Option Plan. (Exhibit 10.18) (2)

   10.19  #     1995 Stock Option Plan. (Exhibit 10.19) (2)

   10.20  #     Employment Agreement dated as of November 1, 1995 between Universal Display Corporation and
                Sherwin I. Seligsohn. (Exhibit 10.20) (2)

   10.21  #     Form of Services Agreement dated as of December 1, 1995 between Universal Display Corporation and
                Dean L. Ledger. (Exhibit 10.21) (2)

   10.22  #     Form of Stock Option Agreement dated as of June 23, 1995 between Universal Display Corporation and
                Sidney D. Rosenblatt. (Exhibit 10.22) (2)

   10.23  #     Form of Stock Option Agreement dated as of September 1, 1995 between Universal Display Corporation and Stephen R. Forrest. (Exhibit 10.23) (2)

   10.24  #     Form of Stock Option Agreement dated as of September 1, 1995 between Universal Display Corporation and Mark E. Thompson. (Exhibit 10.24) (2)

   10.25  #     Form of Stock Option Agreement dated as of September 1, 1995 between Universal Display Corporation and Paul E. Burrows. (Exhibit 10.25) (2)

   10.26        License Agreement dated January 26, 1996 between Universal Display Corporation and University of
                Southern California. (Exhibit 10.26) (2)

   10.27        Letter Agreement dated September 20, 1995 Agreeing to a Royalty Rate between the Trustees of
                Princeton University and Universal Display Corporation. (Exhibit 10.27) (2)

   10.28        Agreement and Plan of Reorganization dated as of April 6, 1995 between Enzymatics, Inc.,
                Enzymatics Merger Subsidiary, Inc. and Universal Display Corporation. (Exhibit 10.28) (2)

   10.29        Form of Consulting Agreement between the Universal Display Corporation and Whale Securities Co.,
                L.P. (Exhibit 10.29) (2)

   10.30  #     Warrant Agreement dated April 25, 1996 between the Company and Steven V. Abramson. (Exhibit 10.30)
                (4)

   10.31        Warrant Agreement dated April 25, 1996 between the Company and Sherwin I. Seligsohn. (Exhibit
                10.31) (4)

   10.32  #     Warrant Agreement dated April 25, 1996 between the Company and Dean L. Ledger. (Exhibit 10.32) (4)

   10.33  #     Warrant Agreement dated April 25, 1996 between the Company and Sidney D. Rosenblatt. (Exhibit
                      10.33) (4)


   10.34        1997 Sponsored Research Agreement between the Company and Princeton
                University. (Exhibit 10.34) (5)

   10.35        1997 Amended License Agreement between the Company, Princeton University and the University of
                Southern California. (Exhibit 10.35) (5)

      21        Subsidiaries of the Registrant.**

    23.1        Consent of Arthur Andersen LLP.**

    23.2        Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).*

    24.1        Power of Attorney (included on signature page to this Registration Statement).**

    27.1        Financial Data Schedule (quarter ended March 31, 1999).**

    27.2        Financial Data Schedule (year ended December 31, 1998).**

    27.3        Financial Data Schedule (year ended December 31, 1997).**

*        To be filed by amendment
**       Filed herewith
#        Management contract or compensatory plan or arrangement
(1) Filed as an Exhibit to Registration Statement (No. 33-80703) on Form SB-2 filed with the Securities and Exchange Commisson on December 21, 1995
(2)      Filed as an Exhibit to Amendment No. 1 to Registration Statement
         (No. 33-80703) on Form SB-2 filed with the Securities and Exchange Commission on March 20, 1996
(3)      Filed as an Exhibit to Amendment No. 1 to Registration Statement
         (No. 33-80703) on Form SB-2 filed with the Securities and Exchange Commission on March 20, 1996
(4) Filed as an Exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1996 filed with the Securities and Exchange Commission on March 31, 1997
(5) Filed as Exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998.

Item 28. Undertakings.

 The Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

   (i)   include any prospectus required by Section 10(a)(3) of the Securities
         Act;

   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

   (iii) include any additional or changed material information on the plan of distribution;

(2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the Township of Lower Merion (Bala Cynwyd), Commonwealth of Pennsylvania on June 30, 1999.

                                       UNIVERSAL DISPLAY CORPORATION


                                       By: /s/ Steven V. Abramson
                                          -------------------------------------
                                          Steven V. Abramson
                                          President and Chief Operating Officer

              Each person whose signature appears below hereby authorizes, appoints and constitutes Steven V. Abramson and Sidney D. Rosenblatt, and each of them singly, his/her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute and cause to be filed with the Commission, any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, as the Company deems appropriate, and he/she hereby ratifies and confirms all that said attorneys-in-fact or any of them, or their substitutes, may lawfully do or cause to be done in connection therewith.

              In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                              Title                                       Date
              ---------                              -----                                        ----
/s/ Sherwin I. Seligsohn                    Chief Executive Officer and Chairman              June 30, 1999
-------------------------------------       of the Board (principal executive officer)
Sherwin I. Seligsohn


/s/ Steven V. Abramson                      President, Chief Operating Officer                June 30, 1999
-------------------------------------       and Director
Steven V. Abramson


/s/ Sidney D. Rosenblatt                    Executive Vice President, Chief Financial         June 30, 1999
-------------------------------------       Officer, Treasurer, Secretary and Director
Sidney D. Rosenblatt                        (principal finanical and accounting officer)


/s/ Dean L. Ledger                          Executive Vice President and Director             June 30, 1999
-------------------------------------
Dean L. Ledger


/s/ Camille Naffah                          Director                                          June 30, 1999
-------------------------------------
Camille Naffah


/s/ Elizabeth H. Gemmill                    Director                                          June 30, 1999
-------------------------------------
Elizabeth H. Gemmill


/s/ Stephen R. Forrest, Ph.D                Director                                          June 30, 1999
-------------------------------------
Stephen R. Forrest, Ph.D